SHARE SALE AND PURCHASE AGREEMENT

Between

DOLIAM SAS

JEAN-LUC TRIOULEYRE

LUCILLE ENGELS

(Sellers)

And

SEAL SQ CORP

(Buyer)

DATED May 26, 2025

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	4

2.	SALE AND PURCHASE	12

3.	PURCHASE PRICE	12

4.	CONDITIONS PRECEDENT – TERMINATION PRIOR TO THE CLOSING DATE	16

5.	PRE-CLOSING UNDERTAKINGS	19

6.	CLOSING	22

7.	REPRESENTATIONS AND WARRANTIES	24

8.	INDEMNIFICATION	25

9.	CONFIDENTIALITY	32

10.	ANNOUNCEMENTS	34

11.	MISCELLANEOUS	34

12.	GOVERNING LAW AND JURISDICTION	38

13.	ELECTRONIC SIGNATURE	39

THIS AGREEMENT IS ENTERED INTO BY AND BETWEEN:

(1)	Mr. Jean-Luc TRIOULEYRE, a French citizen born in [***], residing at [***];

(2)	Mrs. Lucille ENGELS, a French citizen born in [***], residing at [***];

(the Parties listed under (1) to (2) are together referred to as the “Managers” and individually, a “Manager”, acting severally but not jointly (conjointement mais pas solidairement)

(3)	DOLIAM, a simplified joint-stock company (Société par Actions Simplifiée), with a share capital of 43,080 euros, whose registered office is located at 109 RUE DES COTES 78600 MAISONS-LAFFITTE (FRANCE), registered with the Trade and Companies Registry of VERSAILLES under number 381 324 771, represented by Etienne FLESCH, as PRESIDENT, duly authorized (hereinafter “Doliam”);

(the Parties listed under (1) to (3) are together hereinafter referred to as the “Sellers” and individually, a “Seller”, acting severally but not jointly (conjointement mais pas solidairement)

AND

(4)	SEALSQ CORP, a company registered in the British Virgin Islands, whose office is located at 58 Avenue Louis-Casal, 1216 Cointrin, Switzerland, registered under number 2095496, represented by Carlos Moreira and John O’Hara, duly authorized (hereinafter the “Buyer”).

The Sellers and the Buyer are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A)	IC’ALPS is a French simplified joint stock company (société par actions simplifiée) with a share capital of EUR 1,100,000, whose registered office is located at 21 rue Frederic Mistral, 38400 Saint-Martin-d’Heres, registered with the Trade and Companies Registry of Grenoble under number 837902444 (the “Company”).

(B)	The Sellers own together 530,000 ordinary shares of the Company with a nominal value of EUR 2.075 each, representing 100% of the share capital and voting rights of the Company (the “Shares”).

(C)	The Company specializes in the design and production of 100% customized electronic chips, also known as ASICs (Application Specific Integrated Circuits) (the “Business”).

(D)	The Buyer and the Sellers entered into a non-binding letter of intent on February 25, 2025 in which the Buyer expressed its interest in acquiring from the Sellers, and the Sellers in selling to the Buyer, all the Shares (the “Transaction”).

(E)	Prior to the date hereof, the Buyer and its advisors conducted a due diligence review of the Company and the Business, through (i) the review of documents and information made available to the Buyer and its advisors in a virtual data room (the “Data Room”), and (ii) a Q&A process during which the Buyer and its advisors were given the opportunity to ask questions relating to the Company and the Business. Documents made available to the Buyer in the Data Room are listed Appendix 5 which also include the last Q&A document filled by the Sellers.

(F)	The Buyer now wishes to purchase, and the Sellers wish to sell, the Shares on the Closing Date, on the terms and subject to the conditions of this Agreement.

(G)	The representative body of the Company’s employees (Comité Social et Economique) has been duly informed of and consulted on the Transaction and issued an opinion in this respect on April 17, 2025.

NOW, THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement (including its Recitals, Appendices and Schedules), the following terms shall have the respective meanings ascribed to them below:

“Accounting Principles” means the accounting principles applicable in France (Reglement de l’ANC 2016-07 relatif au Plan Comptable General), as consistently applied by the Company over all applicable periods;

“Affiliate” means in relation to any person, any other person that, directly or indirectly, controls or is controlled by or is under the same control as such person, and the term “control” shall have the same meaning as in article L. 233-3 of the French Commercial Code;

“Agreed Rate” means a rate of 5% per annum, accrued from day to day and determined pro rata temporis on the basis of a year of 365 days;

“Agreement” means this agreement, including its Recitals, Appendices and Schedules;

“Anti-Corruption Laws” means (i) any French legal and regulatory provisions relating to fight against money laundering, including but not limited to those set forth in Book III, Title II “Des autres atteintes aux biens” of the French Criminal code (Code pénal), and those relating to fight against financing of terrorism in particular those included in Book IV, Title II “Du Terrorisme” of the French Criminal code and those included in Book V, Title VI “Obligations relatives à la lutte contre le blanchiment des capitaux, le financement des activités terroristes, les loteries, jeux et paris prohibés et l’évasion et la fraude fiscales” of the French Financial and Monetary code (Code monétaire et financier) and (ii) the foreign regulations relating to fight against money laundering and financing of terrorism, to the extent these measures are applicable, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended;

“Beneficiaries” has the meaning ascribed to it in Article 11.9;

“Business” has the meaning ascribed to it in paragraph (C) of the Recitals;

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general banking business in France and Switzerland;

“Business Representation” means any representation or warranty set forth in Appendix 1 other than the Fundamental Representations;

“Claim” has the meaning ascribed to it in Article 8.2.1(a);

“Claim Notice” has the meaning ascribed to it in Article 8.2.1(a);

“Claiming Party” has the meaning ascribed to it in Article 8.2.1(a);

“Closing” means the completion of the sale and purchase of the Shares in accordance with Article 6;

“Closing Date” has the meaning ascribed to it in Article 6.1;

“Purchase Price” has the meaning ascribed to it in Article 3.1;

“Collective Agreements” has the meaning ascribed to it in section 18.3 of Appendix 1;

“Company” has the meaning ascribed to it in paragraph (A) of the Recitals;

“Company IP” has the meaning ascribed to it in section 12.1.1 of Appendix 1;

“Compensatory Amount” has the meaning ascribed to it in Article 3.3.1;

“Confidential Information” has the meaning ascribed to it in Article 9.2;

“Damages” has the meaning ascribed to it in Article 8.1.1;

“Data Room” has the meaning ascribed to it in paragraph (E) of the Recitals;

“Defaulting Seller(s)” has the meaning ascribed to it in Article 3.3.1;

“Deliver” means providing a copy of any item (i) directly to a Representative of the Buyer, or (ii) through the Data Room;

“Disclosing Party” has the meaning ascribed to it in Article 9.2;

“Disclosure” means any fact, matter, event or circumstance disclosed in a Schedule;

“Earn-Out Payment” has the meaning ascribed to it in Article 3.4.1;

“Earn-Out Notice” has the meaning ascribed to it in Article 3.4.2;

“Employee” means any salaried employee of the Company;

“Employee Plan” has the meaning ascribed to it in section 18.4 of Appendix 1;

“Encumbrances” means any pledge, lien (privilège), or other security interest, charge, condition, equitable interest, claim, usufruit, indivision or other community property interest, as well as any délégation, subrogation, agreement, option, undertaking, guarantee, prior approval, right of first offer, right of pre-emption or any other right, or other obligation, claim, restriction or limitation of any nature whatsoever, and, if applicable, any mortgage, easement (servitude) or similar encumbrance;

“Environmental Law(s)” means any Laws that regulate pollution, the protection of human health and safety or the environment, exposure of any individual to Hazardous Materials, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, reuse or recycling of Hazardous Materials;

“Expert” shall mean RSM France or, if this firm is unable or unwilling to accomplish the mission described in Article 3.3.3 below, any firm of accountants of international reputation appointed by the President of the Tribunal de Commerce in Paris seized by either Party to nominate such expert, it being provided that such appointment procedure shall be repeated as long as and until an expert has accepted to accomplish the mission described in Article 3.3.3 below;

“Financial Statements” has the meaning ascribed to it in section 3.1 of Appendix 1;

“2025 Financial Statements” has the meaning ascribed to it in Article 3.4.1;

“Fundamental Representation” means any representation or warranty of the Sellers set forth in sections 2 (Shareholding, Transfer of the Shares and Investments), and 21 (General) of Appendix 1;

“Gifted Shares” has the meaning ascribed to it in Article 11.9;

“Governmental Authority” means any international, multinational or transnational public organization or any national, state, municipal or local governmental, judicial, arbitral, legislative, administrative or other person, authority, ministry, department, agency, instrumentality, office, organization or stock exchange having jurisdiction over the Buyer, the Seller, the Company or their respective properties or assets;

“Hazardous Materials” means any material, chemical or substance, in any form, that is regulated by or forms the basis of liability under an applicable Environmental Law, or that is designated or listed under an applicable Environmental Law as “hazardous”, “extremely hazardous”, “restricted”, “toxic”, a “medical waste”, a “biomedical waste”, a “pollutant” or “contaminant”;

“ICC” means the International Chamber of Commerce;

“Indebtedness” means (without duplication), as to any person: (i) all indebtedness of such person for borrowed money; (ii) all obligations under capitalized leases with respect to which such person is liable; (iii) all obligations of such person evidenced by bonds, notes or similar instruments; (iv) all obligations in respect of interest rate and currency swaps, protection agreements, hedging, cap or collar agreements or similar arrangements; (v) all reimbursement obligations of such person under outstanding letters of credit; (vi) all obligations of such person for the deferred purchase price of property or services including pursuant to any earn-out or similar obligation (other than current trade liabilities incurred in the Ordinary Course and payable in accordance with customary practices and not more than thirty (30) days past due); (vii) all obligations of such person under conditional sale or other title retention agreements relating to any assets and properties purchased by such person; (viii) all deferred revenue recorded or required to be recorded on the balance sheet of such person; (ix) any obligation that would be required to be reflected as debt on the balance sheet of such person; and (x) all guarantees granted by such person of any of the foregoing;

“Indemnification Date” has the meaning ascribed to it in Article 8.3.1;

“Indemnifying Party” has the meaning ascribed to it in Article 8.2.1(a);

“IT Assets” has the meaning ascribed to it in section 13.1 of Appendix 1;

“Intellectual Property” means any and all intellectual property and proprietary rights of any kind or nature, whether protected, created or arising under any Law, including all: (a) Patents; (b) Know-How; (c) trademarks, service marks, trade names, service names, trade dress rights and logos (“Trademarks”); (d) domain names, URLs, social media tags, handles and other identifiers (and all accounts and account information relating thereto); (e) copyrights (including in any Software) and all registrations and applications for, and, mask works and rights in works of authorship (including rights in any promotional, marketing, web and social media content and scientific, technical and clinical trial materials); (f) registered designs; (g) rights in databases, compilations of data and data, and all aggregated data; (h) moral rights, rights of publicity and other rights to use or exploit the name, image and likeness of any individual; (i) customer and supplier lists, cost and anticipated pricing information, and business and marketing plans, in any form whether or not specifically listed herein, all rights to limit the use or disclosure of any of the foregoing, and all embodiments of, and all documentation relating to, any of the foregoing; (j) rights in software (including both object codes and source codes), technology platforms and application programming interfaces (“Software”); (k) all corresponding recordings, licenses or similar agreements relating to any of the foregoing; and (l) rights to bring an action for infringement, dilution, misappropriation or other impairment or violation of rights and to receive damagess, proceeds or any other legal or equitable protections and remedies with respect to any of the foregoing;

“Know-How” means any inventions, discoveries, concepts, ideas, improvements, trade secrets, technology, proprietary methods, processes, processing methods, and techniques, whether or not patentable or patent-eligible, including physical, chemical, biological, toxicological, pharmacological, and clinical data, dosage regimens, assays, quality control and testing procedures, product specifications, manufacturing techniques, algorithms, designs, design rights, schematics, work-flow diagrams, work product, technology, technical data, and know-how, all rights to limit the use or disclosure of any of the foregoing, all documentation relating to any of the foregoing, and all similar rights of any type under Law, in each case whether or not confidential or proprietary, and in any form whether or not specifically listed herein;

“Law(s)” means any European Union, federal, national, regional or local law, statute, regulation, directive, rule, order, ordinance, decree, injunction or other legally binding obligation imposed by a Governmental Authority;

“Leakage” means, with respect to the period commencing on January 1, 2025 (included) and ending on the Closing Date (included):

(a)	the declaration or payment of any dividend (including interim dividend) or distribution of any kind (whether in cash or in kind) or any return of capital (whether by reduction of capital or redemption or repurchase of shares) from the Company to any Seller, any of the Sellers’ Representatives or any Seller’s Affiliate (a “Seller Related Person”) provided that for the purpose of this definition the Company shall not be considered as an Affiliate of the Sellers;

(b)	any payment (in cash or otherwise) of fees by the Company to any Seller or Seller Related Person;

(c)	the entry into any transaction relating to the sale, purchase, transfer or disposal of any asset by the Company to any Seller or Seller Related Person;

(d)	any guarantee or any indemnity granted or paid by the Company relating to the obligations or liabilities of any Seller or Seller Related Person;

(e)	any liability assumed or incurred by the Company, including any Indebtedness, expenses or costs, or the creation of any Encumbrances, on behalf of any Seller or any Seller Related Person;

(f)	any payment (in cash or otherwise) made by the Company to any Seller or any Seller Related Person in respect of any loan or any other Indebtedness;

(g)	any waiver, reduction or release by the Company of any amount owed to it by any Seller or any Seller Related Person;

(h)	any payment (in cash or otherwise) made by the Company to any Seller or any Seller Related Person in connection with the Transaction, including bonuses, incentives or payments of similar nature;

(i)	the making of any gift or other gratuitous payment by the Company for an amount exceeding in aggregate EUR 10,000, VAT included;

(j)	any effective Tax cost incurred by the Company arising as a direct consequence of a Leakage set forth in paragraphs (a) to (i) above;

(k)	any agreement or undertaking by the Company to make any of the payments or do any of the matters set forth in paragraphs (a) to (j) above,

with the exception of the Permitted Leakages;

“Leased Agreements” has the meaning ascribed to it in section 9.2.1 of Appendix 1;

“Leased Properties” has the meaning ascribed to it in section 9.2.1 of Appendix 1;

“Licensed IP” has the meaning ascribed to it in section 12.1.1 of Appendix 1;

“Long Stop Date” means the date that is six (6) months following the date hereof, it being agreed that the Buyer may extend the Long Stop Date by an additional 2-month period if necessary for purposes of satisfying the conditions set forth in Article 4.1.2;

“Material Adverse Change” means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate with other events, changes, circumstances, effects, developments or states of facts, gives rise, or would reasonably be expected to give rise to a material adverse change to (a) the condition (financial or otherwise), business, results of operations, assets and liabilities of the Company, or (b) the ability of the Sellers to consummate the Transaction, provided, however, that any adverse change attributable to any of the following shall not be deemed to constitute, and the following shall not be taken into account in determining whether there has been or will be a Material Adverse Change: (i) conditions affecting the industry, financial markets or securities markets in, or the economy as a whole of France or any other jurisdiction in which the Company operates or conducts business; (ii) the public announcement of this Agreement; (iii) changes in Law or Accounting Principles (or, in each case, any interpretation thereof); (iv) earthquakes, pandemics, hostilities, acts of war, sabotage, terrorism or military actions or any escalation or material worsening of any of the foregoing; (v) the taking of any action expressly required by this Agreement; or (vi) any failure in and of itself (as distinguished from any event, change, circumstance, effect, development or state of facts giving rise to or contributing to such failure, which, for clarity, shall be taken into account) by the Company to meet any projections or forecasts for any period;

except to the extent the conditions set forth in items (i), (iii) and (iv) above disproportionately affect the Company relative to similarly situated industry participants;

“Material Contracts” has the meaning ascribed to it in section 5.1 of Appendix 1;

“Notice” has the meaning ascribed to it in Article 11.1.1;

“Order” means any judgment, decision, decree, direction, instruction, notice, award, injunction, ruling or order of any federal, national, supranational, state, provincial, local or other domestic or foreign court or Governmental Authority that is binding on any person or its property or assets;

“Ordinary Course” means the regular and usual course of business of the Company consistent with past practice;

“Owned IP” has the meaning ascribed to it in section 12.1.1 of Appendix 1;

“Party” means a Party to this Agreement, as described in the Parties description preceding the Recitals;

“Patents” means patents (including utility patents, design patents, industrial designs, utility models, and certificates of invention), patent applications whether published or unpublished, filed or unfiled (including invention disclosures), and whether provisional or non-provisional (including additions, national, regional and international applications, original applications, continuations, continuations-in-part, divisionals, continued prosecution applications, re-issues, re-exams, and supplemental examination applications), registrations and applications for the same, term extensions, restorations and the like (including patent term extensions and supplementary protection certificates) and applications for the same, and all renewals, substitutions and confirmations of any of the foregoing;

“Permitted Leakage” means (i) any payment in respect of directors’ fees and expenses to directors of the Company in the ordinary course of their duties and in accordance with past practices (excluding for the avoidance of doubt, any transaction, exit or retention bonus in connection with the Transaction) and (ii) any payment by the Company to a Seller Related Person in accordance with existing agreements between the relevant Group Company and such Seller Related Person as listed in Appendix 2, or in accordance with this Agreement;

“Personal Data” means any information relating to an identified or identifiable natural person who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person;

“Public Official” means (i) any holder of legislative, executive, administrative or judicial office (in a country or state or any subdivision thereof), appointed or elected, serving on a permanent basis or otherwise, paid or unpaid, regardless of rank; (ii) any other person exercising a public function, including for a public agency or enterprise, or providing a public service; and (iii) any other person defined as a public official under applicable laws;

“Purchase Price” has the meaning ascribed to it in Article 3.1;

“Recitals” means recitals of this Agreement;

“Representative” means, as to any Party, such Party’s Affiliates and its and their respective directors, officers, employees, agents and advisors (including, without limitation, financial advisors, legal counsels and accountants);

“Rules” has the meaning ascribed to it in Article 12.2.2;

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States (including, without limitation, the Office of Foreign Assets Control of the US Department of the Treasury, or any successor thereto), the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union, any European Union member state or other relevant sanctions authority;

“SealSQ Shares” has the meaning ascribed to it in Article 3.2.1(b);

“Sellers’ Disagreement Notice” has the meaning ascribed to it in Article 3.3.3(a);

“Shares” has the meaning ascribed to it in paragraph (B) of the Recitals;

“Software” has the meaning ascribed to it in the definition of Intellectual Property above;

“Tangible Assets” has the meaning ascribed to it in section 11.1.1 of Appendix 1;

“Target” has the meaning ascribed to it in Article 3.4.1;

“Tax(es)” means (i) all taxes and duties and similar governmental, statutory, state, federal, provincial, local government or municipal charges, assessments, levies, imposts, contributions, social security premiums or national insurance contributions, rates or withholdings (including net income, gross income, gross receipts, capital gains, alternative minimum, base erosion alternative, value added, gross receipts, goods and services, sales, use, ad valorem, transfer, franchise, profits, license, lease, commercial rent, service, service use, withholding, payroll, employment, unemployment, workers’ compensation, disability, excise, severance, environmental, stamp, financial transaction, conveyance, documentary, occupation, premium, property (real, personal, tangible or intangible), unclaimed property, escheat, windfall profits, customs, duties or other actual or estimated taxes), and the clawback or other recovery of any credit or other amount previously paid by a Tax Governmental Authority, imposed by any jurisdiction under applicable Law, together with any interest, fines, penalties, surcharges and charges incidental or relating to the imposing of any of such Taxes, and any additions to tax or additional amounts with respect thereto; (ii) any obligation to repay unlawful European Union state aid if a certain treatment, benefit, refund, rebate or other advantage or beneficial treatment in relation to any item within the meaning of (i) is considered as unlawful European Union state aid; and (iii) any penalty imposed for the failure to file, to properly file, or to timely file any Tax return; the terms “Taxable” and “Taxation” shall be construed accordingly;

“Tax Governmental Authority” means any revenue, customs or fiscal Governmental Authority authorized or empowered to impose, administer or collect Taxes;

“Third Party” means any person other than the Parties and the Company, unless otherwise expressly provided herein;

“Third Party Claim” has the meaning ascribed to it in Article 8.2.1(c);

“Trademarks” has the meaning ascribed to it in the definition of Intellectual Property above; and

“Transaction” has the meaning ascribed to it in paragraph (D) of the Recitals;

“VAT” means value added tax.

1.2	Interpretation

In this Agreement, except where the context otherwise requires:

1.2.1	words in the singular shall include the plural, and vice versa;

1.2.2	the masculine gender shall include the feminine gender, and vice versa;

1.2.3	a reference to an Article, Appendix or Schedule shall be a reference to an Article, Appendix or Schedule of or to this Agreement;

1.2.4	if a period of time is specified and starts to run from a given day or the day of an act or event, it shall be calculated in accordance with the provisions of articles 640 et seq. of the French Civil Procedure Code (Code de procédure civile);

1.2.5	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.2.6	a reference to a balance sheet or profit and loss statement shall include a reference to any note forming part of it;

1.2.7	where any statement set out in Appendix 1 is expressed to be given or made “to the Sellers’ knowledge” (or in some other manner having substantially the same effect), such statement shall mean that the persons listed in Appendix 3 have or could reasonably be expected to have knowledge or notice of facts or circumstances relevant to such statement;

1.2.8	where the expressions “shall use its best efforts” or “shall use its best reasonable efforts” (or any similar expression or a derivative thereof) are used in this Agreement, the Parties intend to refer to the French legal concept of “obligation de moyens”;

1.2.9	except if otherwise expressly provided for in this Agreement, any agreement, legal instrument, law or regulation defined or referred to in this Agreement shall mean or refer to such agreement, legal instrument, law or regulation as may be amended or supplemented from time to time;

1.2.10	the headings in this Agreement are included for convenience only and shall not affect the interpretation of any provision of this Agreement; and

1.2.11	“including” and other similar expressions are not, and must not be treated as, words of limitation.

2.	SALE AND PURCHASE

Upon the terms and subject to the conditions of this Agreement, on the Closing Date each Seller hereby agrees to sell the number of Shares set forth opposite such Seller’s name on Appendix 4, and the Buyer hereby agrees to purchase the Shares, free and clear of any Encumbrances, but with all rights attached to such Shares, including rights to dividends.

3.	PURCHASE PRICE

3.1	Purchase Price

The aggregate amount payable by the Buyer to the Sellers for the Shares shall be an amount equal to EUR 12,500,000 (the “Purchase Price”), minus any Leakage in accordance with the provisions of Article 3.3, plus the Earn-Out Payment, if and to the extent payable under Article 3.4.

3.2	Payments on the Closing Date

3.2.1	Subject to and in accordance with this Agreement, on the Closing Date, the Buyer shall pay to each Seller the portion of the Purchase Price allocated to such Seller in accordance with the allocation rules set forth in Appendix 4, as follows:

(a)	An amount of EUR 10,000,000 by irrevocable wire transfer of immediately available funds to the bank accounts of the Sellers, details of which are set forth in Appendix 6; and

(b)	An amount of EUR 2,500,000 paid to Doliam in fully paid and non-assessable common shares of the Buyer traded on the Nasdaq Stock Market under ticker “LAES” (the “SealSQ Shares”).

3.2.2	The aggregate number of SEALSQ Shares to be issued to Doliam shall be calculated using the following formula (rounded up to the closest whole number of shares):

2,500,000/VWAP

where “VWAP” means the volume weighted average price in U.S. Dollars of a SealSQ Share on the Nasdaq Stock Market during the ninety (90) trading days ending on the trading day immediately prior to the Closing Date, as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) and rounded to two (2) decimals. The VWAP will be converted into Euros on the basis of the most recent conversion rate published by the European Central Bank.

3.2.3	The Buyer shall ensure that the issuance of the SEALSQ Shares complies with all applicable Laws and shall deliver the SEALSQ Shares to Doliam in accordance with applicable legal and regulatory requirements, free from Encumbrances other than the restriction set forth in Article 3.2.4.

3.2.4	Doliam acknowledges and agrees that the SEALSQ Shares will be subject to a mandatory holding period of one hundred and eighty (180) days from their date of issuance, during which Doliam will be restricted from selling, transferring, or otherwise disposing of the SEALSQ Shares.

3.2.5	The Buyer is a "reporting issuer", as defined in Regulation S under the Securities Act of 1933.

3.2.6	Neither the Buyer nor any of its Affiliates, nor any person acting on its or their behalf, has engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act of 1933) in connection with the issuance of the SEALSQ Shares to the Sellers and it has complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act of 1933.

3.2.7	The Buyer is not, and as a result of the issuance of the SEALSQ Shares will not be, required to register under the US Investment Company Act of 1940, as amended.

3.2.8	The Buyer shall have no liability whatsoever in connection with the allocation of the Purchase Price between the Sellers.

3.3	No Leakage undertaking

3.3.1	Subject to Closing, each Seller (i) warrants to the Buyer that there has not been any Leakage with respect to the period between January 1, 2025 and the date hereof (excluded), and (ii) undertakes to the Buyer that there will not be any Leakage from the date hereof (included) and until the Closing Date (included), other than a Permitted Leakage.

In the event of a breach of any of the undertakings set out in Article 3.3.1, the relevant Seller which has (or the relevant Sellers which have) benefited from a Leakage (the “Defaulting Seller(s)”) shall pay to the Buyer an amount equal to the sum received by such Defaulting Seller as a result of such a breach increased by an amount equal to interest at the Agreed Rate on such sum accruing from (and including) the Closing Date and until (but excluding) the date on which such sum is repaid to the Buyer (the “Compensatory Amount”), it being specified that in the event of a breach of any of the undertakings set out in Article 3.3.1 which benefited to a Seller Related Person, only the relevant Seller shall be considered a Defaulting Seller and be held liable for the payment of the relevant Compensatory Amount.

3.3.2	In the event of a breach of the Sellers’ undertakings in Article 3.3.1, the Buyer shall send a Notice to the Defaulting Seller(s) requesting payment of the Compensatory Amount, which shall contain sufficient detail to enable the latter to ascertain precisely the nature and amount of the alleged breach, and provide the details of the bank account on which the Buyer desires the payment to be made.

3.3.3	In the event of a disagreement between the Defaulting Seller(s) and the Buyer on the Compensatory Amount:

(a)	The Defaulting Seller(s) shall send a Notice to the Buyer of its (their) disagreement with the existence of a breach of any of the undertakings set out in Article 3.3.1 and/or the Buyer’s determination of the Compensatory Amount, within fifteen (15) Business Days following the delivery of the Buyer’s Notice requesting payment referred to in Article 3.3.2 and shall set out its reasons for such disagreement and its own determination of the Compensatory Amount (or indication that, in its opinion, no breach has occurred) (the “Sellers’ Disagreement Notice”). To that end, the Buyer shall (and shall cause the Company to) grant the Defaulting Seller(s) reasonable access to all books and records of the Company they may deem relevant to assess the existence of a breach and, as the case may be, the Buyer’s determination of the Compensatory Amount. In the event of a failure by the Defaulting Seller(s) to notify a Sellers’ Disagreement Notice within the above-mentioned fifteen (15) Business Day period, the Defaulting Seller(s) shall be deemed to have accepted the existence of a breach and the Buyer’s determination of the Compensatory Amount.

(b)	Promptly after receipt by the Buyer of the Sellers’ Disagreement Notice, the Buyer and the Defaulting Sellers shall attempt to reach an agreement in good faith on the existence of a breach and, as the case may be, on the final determination of the Compensatory Amount. If, within fifteen (15) Business Days following the receipt of the Sellers’ Disagreement Notice, no agreement has been reached, then the existence or not of a breach and the final determination, as the case may be, of the Compensatory Amount shall be referred to the Expert at the request of either party and its decision shall become final and binding upon the Buyer and the Seller(s), save in the event of fraud or manifest error. The Buyer shall (and shall cause the Company to) grant the Expert access to all information or documentation with respect to the Company that the Expert may deem necessary to conduct its mission.

(c)	The Expert shall render its decision within fifteen (15) Business Days from its appointment and notify it in writing to the Buyer and the Seller(s).

(d)	The Expert shall act in accordance with article 1592 of the French Civil Code (Code civil).

(e)	If the Expert finds that there has been no breach of Article 3.3.1, the Expert’s fees shall be borne by the Buyer. If the Expert finds that the Compensatory Amount is at least 20% lower than the amount initially claimed by the Buyer, the latter shall bear the Expert’s fees. Otherwise, its fees shall be borne by the Defaulting Seller(s), pro rata the amount received by each of the latter as a result of the Leakage.

3.3.4	Any payment of a Compensatory Amount by a Defaulting Seller shall be (i) made (a) within fifteen (15) Business Days from the Buyer’s request for payment in the event where the Defaulting Seller(s) do not send a Sellers’ Disagreement Notice within fifteen (15) Business Days following the delivery of the Buyer’s Notice referred to in Article 3.3.3, or (b) in the event of a disagreement within such fifteen (15) Business Day period, if a Compensatory Amount is determined among the Buyer and the Defaulting Seller(s) or by the Expert, within five (5) Business Days from such determination, by wire transfer to the bank account whose details shall have been provided by the Buyer to the Defaulting Seller(s), and (ii) treated as a reduction of the Purchase Price.

3.3.5	The Sellers’ liability pursuant to this Article 3.3 shall terminate on the date that is nine (9) months after the Closing Date. Any request for payment made or received after such date shall be considered null and ineligible for payment. For the avoidance of doubt, in the event notice of a claim in accordance with this Article 3.3 is given within the applicable time limit set out above, the rights of the Buyer under Article 3.3 with respect to such claim shall survive until such claim is finally settled or resolved in accordance with Article 12.2.

3.4	Earn-Out Payment

3.4.1	Subject to the provisions of this Article 3.4, and subject to Closing, the Buyer shall make the following earn-out payment (the “Earn-Out Payment”) to the Sellers, on a pro rata basis, if and to the extent the following financial target is achieved:

Revenue 2025 (in Euros)	Amount of the Earn-Out (in Euros)
Below or equal to 11,000,000	0
Above or equal to 14,000,000	4,000,000
Above 11,000,000 but below 14,000,000	4,000,000*[(Revenue 2025-11,000,0000/3,000,000]

Where “Revenue 2025” means the revenue (chiffre d’affaires) generated by the Company for the financial year ending December 31, 2025, as it appears in the management accounts of the Company for the period ending December 31, 2025 prepared in accordance with US GAAP and audited by the Buyer’s statutory auditors (the “2025 Financial Statements”).

3.4.2	The Buyer shall provide written Notice to the Sellers including (i) the 2025 Financial Statements, (ii) the Revenue 2025, and (iii) the resulting amount of the Earn-Out Payment, within ten (10) Business Days following the publication by the Security and Exchange Commission of the Form-20F filed by the Buyer in relation to the 2025 financial year (the “Earn-Out Notice”).

3.4.3	The Revenue 2025 will be converted into Euros on the date of the Earn-Out Notice on the basis of the most recent conversion rate published by the European Central Bank.

3.4.4	The Earn-Out Payment will be paid by the Buyer, as the case may be, within ten (10) Business Days after delivery of the Earn-Out Notice by issuance to the Sellers of a number of fully paid and non-assessable SealSQ Shares calculated using the following formula (rounded up to the closest whole number of shares): Earn-Out Payment/VWAP

3.4.5	The issuance of the SealSQ Shares, including the calculation of the number of SealSQ Shares to be issued to the Sellers, shall be governed by the provisions of Articles 3.2.2, 3.2.3 and 3.2.4, which shall apply mutatis mutandis.

4.	CONDITIONS PRECEDENT – TERMINATION PRIOR TO THE CLOSING DATE

4.1	Conditions precedent to the obligations of both Parties

The respective obligations of the Sellers and the Buyer to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

4.1.1	No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any applicable Law or Order, which is in effect on the Closing Date and prohibits or prevents the consummation of the Transaction.

4.1.2	The French Ministry of the Economy shall have approved the Transaction in accordance with articles L.151-3 and R.151-1 et seq of the French Financial and Monetary Code (code monetaire et financier) (without any condition or reservation other than those explicitly and previously accepted by the Buyer).

4.2	Conditions precedent to the obligations of the Buyer

The obligation of the Buyer to consummate the Transaction is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Buyer:

4.2.1	(i) the Fundamental Representations shall have been true, accurate and complete in all respects as of the date hereof and shall be true, accurate and complete in all respects as of the Closing Date as though made on and as of the Closing Date (except that those Fundamental Representations which address matters only as of a particular date need only have been true, accurate and complete in all respects as of such date), in each case, other than de minimis inaccuracies; and (ii) the Business Representations shall have been true, accurate and complete in all material respects as of the date hereof and shall be true, accurate and complete in all material respects as of the Closing Date as though made on and as of the Closing Date (except that those Business Representations which address matters only as of a particular date need only have been true, accurate and complete in all material respects as of such date).

4.2.2	Since the date hereof, there shall not have occurred any Material Adverse Change.

4.2.3	The Buyer shall have received from the Sellers the deliverables set forth in Article 6.2.1.

4.2.4	All relevant consents and waivers from the counterparties under the agreements listed in Appendix 7 shall have been obtained.

4.2.5	The agreements entered into between the Company and its Affiliates listed in Appendix 8 (the “Related-Party Agreements”) shall have been terminated as they relate to the Company and any and all amounts due by or to the Company thereunder shall have been paid on or before the Closing Date.

4.3	Conditions precedent to the obligations of the Sellers

The obligation of the Sellers to consummate the Transaction is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Sellers:

4.3.1	Each of the representations and warranties of the Buyer shall have been true, accurate and complete in all material respects as of the date hereof and shall be true, accurate and complete in all material respects as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only have been true, accurate and complete as of such date).

4.3.2	The Sellers shall have received from the Buyer the deliverables set forth in Article 6.2.2.

4.4	Obligations in relation to the satisfaction of the conditions precedent

Subject to the terms and conditions of this Agreement, each Party shall cooperate with the other Parties and use (and the Sellers shall cause the Company to use) its best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable (and in any event no later than the Long Stop Date).

4.5	Termination prior to the Closing Date

This Agreement may be terminated at any time prior to the Closing Date:

4.5.1	by mutual written agreement of the Parties;

4.5.2	by either Party if Closing would violate any applicable Law or non-appealable Order, provided, however, that the right to terminate this Agreement under this Article 4.5.2 shall not be available to a Party if such Party’s breach of this Agreement has been a principal cause of the issuance of such Order;

4.5.3	by either Party if the Closing has not occurred by the Long Stop Date, provided, however, that (i) the right to terminate this Agreement under this Article 4.5.3 shall not be available to a Party if such Party’s breach of this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Long Stop Date, and (ii) neither Party shall have the right to terminate this Agreement pursuant to this Article 4.5.3 during the pendency of any proceeding brought by the other for an Order of specific performance requiring the Closing.

4.6	Consequences of Termination prior to the Closing Date

4.6.1	Any termination of this Agreement under Article 4.5 above shall be effective immediately upon the delivery of a written notice by the terminating Party to the other Party.

4.6.2	In the event of termination of this Agreement in accordance with Article 4.5, this Agreement (other than Articles 4.6, 9, 10, 11 and 12) shall become null and void (but without prejudice to either Party’s liability for failure to perform in a timely manner its respective covenants hereunder).

4.6.3	In the event of termination of this Agreement in accordance with Article 4.5.3 due to the condition set forth in Article 4.1.2 not being satisfied, the Buyer undertakes to acquire from the Sellers a number of ordinary shares of the Company representing 24.99% of the Company’s share capital and voting rights for a price of EUR2,500,000, subject to the execution of (i) a satisfactory shareholders’ agreement providing for governance and exit rights being granted to the Buyer and (ii) a satisfactory share purchase agreement.

5.	PRE-CLOSING UNDERTAKINGS

5.1	Management of the Company

Between the date hereof and the Closing Date, except (i) with the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed), (ii) as required by Law, (iii) as expressly required by this Agreement (excluding the items set forth in Article 5.1.1), or (iv) as set forth in Appendix 5.1:

5.1.1	subject to Article 5.1.2, the Sellers shall cause the Company to (i) carry out its business activities solely in the Ordinary Course, in a prudent and appropriate manner and in compliance with applicable Law, and (ii) use its best efforts to preserve intact its present business in all material respects; and

5.1.2	the Sellers shall cause the Company not to, and with respect to (a) to (d) below, the Sellers shall not:

(a)	amend the articles of association or equivalent organizational document of the Company;

(b)	propose, declare or pay any dividend or otherwise distribute any profit or reserves (including non-cash dividends or distributions) in respect of any shares of the Company;

(c)	authorize the issuance of, enter into agreements or commitments of any type obligating it to issue, or purchase, redeem or otherwise acquire, directly or indirectly, any shares of the Company;

(d)	grant any Encumbrance, or take any other measures that may encumber the assets (tangible or intangible) or shares of the Company;

(e)	incur any Indebtedness or create any off-balance sheet liability;

(f)	acquire or agree to acquire by any manner any equity or voting rights in any business or any person, or otherwise acquire or agree to acquire any assets, or transfer, sell, lease or otherwise dispose of assets, including by merger, consolidation, asset sale or other business combination;

(g)	incorporate any subsidiary;

(h)	grant any loan, advance or capital contribution to any other person;

(i)	except as required by the Accounting Principles, make any material change in its methods or principles of accounting and revalue any of its assets;

(j)	hire any employee or any contractor other than the hiring of employees (i) in the Ordinary Course, (ii) pursuant to employment agreements that do not materially deviate from the Company’s standard employment agreement, and (iii) with remuneration that does not deviate from the remuneration the Company would offer in the Ordinary Course to a similarly situated employee in a comparable position;

(k)	save for cost-of-living increases or increases which are mandatory under applicable employment Laws or any applicable collective bargaining agreement, increase or enter into any undertaking to increase the compensation payable or other benefits due to (including salaries, director remuneration, profit-sharing, pension or retirement rights or other similar benefits) any Employee, director or officer of the Company, or hire (subject to (m) below) or dismiss any directors, officers or employees, except in case of serious misconduct (faute grave or faute lourde);

(l)	undertake any capital expenditure in excess of EUR 100,000 (individually or in the aggregate), provided that this should not include expenditures incurred in the context of performing the Company’s obligations under existing agreements with Third Parties;

(m)	grant any security interests with respect to the obligations of a Third Party;

(n)	enter into, amend or terminate (other than pursuant to the expiration of its term or as a result of a material breach by the counterparty thereto) any Material Contract, or waive, release or assign any material rights or claims thereunder;

(o)	adopt, establish, amend, modify or terminate any employee plan, other than to the extent required by Law;

(p)	commence, waive, release, assign, settle or compromise any claim, dispute, action or proceeding involving the Company; and

(q)	agree in writing or otherwise to take any of the actions described in (a) through (p) above.

5.2	Access to the Company

Between the date hereof and the Closing Date, the Sellers shall and shall cause the Company to, upon reasonable prior notice and during normal business hours, grant the Buyer and its Representatives reasonable access to their respective books, records and personnel to obtain all information concerning the Business, as the Buyer may reasonably request; provided, however, that the Sellers may restrict the foregoing access to the extent that (i) the Sellers conclude in good faith (with the assistance of their respective legal counsel, as the case may be) that such access would result in the violation of any Laws, and (ii) the Sellers use, and cause the Company to use, best efforts to provide the Buyer or its Representatives such requested information or access in a manner not prohibited by Law. Any information obtained from the Sellers or the Company pursuant to this Article 5.2 shall be subject to the confidentiality obligations set forth in Article 9.

5.3	Information undertakings

Between the date hereof and the Closing Date, each Seller shall notify the Buyer as soon as possible, subject to and within the limits of applicable Law, of:

5.3.1	any information of which it may become aware and which is reasonably likely to have a material impact on the valuation, the conduct of business or the financial situation of the Company;

5.3.2	any Fundamental Representations or Business Representations becoming untrue, inaccurate or incomplete in any respect, or any failure of the Sellers to comply with, in any material respect, any covenant to be complied with by it under this Agreement;

5.3.3	any written notice or other written communication received by it or by the Company from any Governmental Authority or from any person indicating that the Transactions may require such Governmental Authority or person’s consent or give rise to termination rights under a Material Contract; and

5.3.4	any event constituting or reasonably likely to constitute a Material Adverse Change;

provided, however, that, in each case, unless otherwise provided in this Agreement, the delivery of any notice shall not limit or otherwise affect the remedies available hereunder or the representations, warranties or covenants of the Sellers or the conditions to the obligations of the Sellers to consummate the Transaction.

5.4	Waivers

The Sellers definitively and irrevocably agree to waive: (a) the exercise of all their rights under the Company’s articles of association (statuts) in relation to the pre-emptive right (droit de préemption), and the approval clause (clause d’agrement); (b) the exercise of all their rights under the shareholders’ agreement entered into between the Sellers on December 6, 2018 in relation to the pre-emptive right (droit de préemption), the tag along right (droit de sortie conjointe), and the drag along right (droit d’entrainement) ; and (c) more generally, any other rights under the Company’s articles of association or the Shareholders’s Agreement that may be triggered, apply or may come to apply, directly or indirectly, in connection with the Transaction; in each case subject to and upon completion of the Transaction.

5.5	Guarantee release

5.5.1	As soon as reasonably practicable after the date hereof, Doliam and the Buyer undertake to obtain written consent from the beneficiaries of Doliam’s guarantee obligations set forth in Appendix 10 (the “Guarantee Obligations”) such that the Buyer assumes the Guarantee Obligations on the Closing Date. Such assumption of the Guarantee Obligations shall result in the full release and discharge of Doliam from any and all liabilities under the Guarantee Obligations, effective on the Closing Date.

5.5.2	In the event that the Buyer and Doliam are unable to obtain consent under Article 5.5.1, the Buyer shall provide Doliam with a back-to-back guarantee pursuant to which the Buyer shall unconditionally and irrevocably guarantee the performance of the Company’s obligations to the same extent as Doliam under the Guarantee Obligations until Doliam is fully released from its Guarantee Obligations, such that if Doliam is required to make any payment under the Guarantee Obligations due to a default by the Company, the Buyer shall indemnify Doliam by promptly reimbursing Doliam for the full amount of such payment.

6.	CLOSING

6.1	Closing Date

The Closing shall take place at the latest on the third (3rd) Business Day following satisfaction (or, when applicable, waiver) of the last to be satisfied (or, as the case may be, waived) of the conditions precedent set out in Article 4 (other than those conditions that by their terms are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver of such conditions on the Closing Date), or on any later date agreed upon by the Parties (such date, the “Closing Date”). All transactions to be effected at the Closing shall be deemed to take place simultaneously.

6.2	Closing Deliveries

6.2.1	On the Closing Date, the Sellers shall deliver, or cause to be delivered, to the Buyer:

(a)	one (1) original share transfer form (ordre de mouvement) duly executed by each Seller providing for the transfer of the Shares sold by such Seller to the Buyer as of the Closing Date;

(b)	three (3) registration duty forms (formulaires CERFA) duly executed by each Seller in respect of the transfer of the Shares sold by such Seller to the Buyer as of the Closing Date;

(c)	the share transfer register (registre des mouvements de titres) and the individual shareholders’ accounts (comptes individuels d’associés) of the Company, updated to reflect the transfer of the Shares to the Buyer as of the Closing Date;

(d)	the corporate books and records of the Company, and written confirmation that the corporate books and records of the Subsidiaries are available at the respective places of business of the Subsidiaries;

(e)	to the extent requested in writing by the Buyer, revocations by the Company of any power of attorney or delegation of authority granted by the Company to any person and of the signature authority of any person with respect to any bank account maintained by the Company; and

(f)	to the extent requested in writing by the Buyer, resignation of Mr. Jean-Luc TRIOULEYRE as President of the Company, effective as of the Closing Date and in form and substance reasonably satisfactory to the Buyer;

(g)	a complete and accurate copy of the resolutions of the shareholders of the Company (i) appointing Mr. Jean-Luc TRIOULEYRE as General Manager (Directeur Général) of the Company, and the persons whose names shall be put forward by the Buyer no later than five (5) Business Days prior to the Closing Date as President and deputy General Manager (Directeur Général Adjoint) of the Company, subject to completion of the Transaction and (ii) adopting the amended articles of association of the Company;

(h)	evidence in form and substance satisfactory to the Buyer that, on the Closing Date, the consents and waivers referred to in Article 4.2.4 have been obtained (unless waived by the Buyer prior to the Closing Date);

(i)	evidence in form and substance satisfactory to the Buyer that, on the Closing Date, the Related-Party Agreements have been terminated in accordance with Article 4.2.5;

(j)	one original of the Regulation S Representation Letter attached as Appendix 9 executed by Doliam.

6.2.2	On the Closing Date, the Buyer shall deliver, or cause to be delivered, to the Sellers:

(a)	a swift copy of the irrevocable wire transfers evidencing the payment by the Buyer of the cash portion of the Purchase Price in accordance with this Agreement;

(b)	evidence that certificates representing the SEALSQ Shares were deposited with Computershare, acting as Buyer’s exchange agent, or alternative arrangement were made if the SEALSQ Shares are represented by book-entry shares, giving effect to the delivery, and the passing of the risk of loss and title to the SEALSQ Shares to Doliam on the Closing Date; and

6.2.3	All actions indicated under Articles 6.2.1 and 6.2.2 above shall be regarded as a single transaction so that no action shall be deemed to have taken place and Closing shall be deemed not to have occurred if and unless all other actions listed in Articles 6.2.1 and 6.2.2 have taken place at the same time on or effective as of the Closing Date.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Buyer’s Representations and Warranties

The Buyer makes the following representations and warranties to the Sellers as of the date hereof, which representations and warranties shall also be made on and as of the Closing Date (except that those representations and warranties, which address matters only as of a particular date, are made only as of such date):

7.1.1	Organization, Authority and Validity, Consents and Approvals

(a)	The Buyer is a company duly organized and validly existing under the Laws of its jurisdiction of incorporation.

(b)	The Buyer has full corporate authority and legal capacity to execute this Agreement, to perform its obligations under this Agreement and to acquire the Shares from the Sellers, and no consent or approval of any person or Governmental Authority is required for such acquisition to take effect, other than those set forth in Articles 4.1.1 and 4.1.2.

7.1.2	No Breach

The acquisition of the Shares by the Buyer from the Sellers and the execution and performance of this Agreement do not and will not violate or conflict with (i) the organizational documents of the Buyer, or (ii) any Law or Order.

7.1.3	No Breach

The Transaction, including the acquisition of the Shares by the Buyer from the Sellers, and the execution and performance of this Agreement do not and will not violate or conflict with (i) the organizational documents of the Buyer, (ii) any Law or Order or (iii) any instrument or agreement to which the Buyer is a party.

7.1.4	No Reliance

The Buyer acknowledges and agrees that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company including the information contained in the Data Room and the Disclosures, and, in making its determination to proceed with the Transaction, has not relied on any representation, warranty or other statement by any Party, other than the Fundamental Representations and the Business Representations.

7.1.5	No Broker

The Buyer has not entered into any contract with any broker, finder or similar agent or any person that will result in an obligation of the Sellers or the Company to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Transaction.

7.1.6	Financing

The Buyer will have on the Closing Date sufficient funds available to pay the Purchase Price and to satisfy its other obligations pursuant to this Agreement or in relation to the consumption of the Transaction.

7.2	Sellers’ Representations and Warranties

7.2.1	The Sellers, acting severally but not jointly (conjointement mais pas solidairement), make the Fundamental Representations to the Buyer as of the date hereof, which representations and warranties shall also be made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date are made only as of such date), in each case subject to the Disclosures.

7.2.2	Doliam makes the Business Representations to the Buyer as of the date hereof, which representations and warranties shall also be made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date are made only as of such date), in each case subject to the Disclosures.

8.	INDEMNIFICATION

8.1	Indemnification Principles

8.1.1	Subject to the provisions of this Agreement, each Seller undertakes to indemnify and hold harmless the Buyer from and against any and all damages, losses, costs, liabilities, expenses or amounts indemnifiable as a “préjudice direct et certain” under French Law, including interest, fines, indemnities, penalties and reasonable attorneys’ fees (together, the “Damages”), suffered or incurred by the Buyer or any of its Affiliates, including the Company, as a result of:

(a)	any of the Fundamental Representations being untrue, inaccurate or incomplete; and

(b)	any breach by such Seller of any covenant or obligation of such Seller set forth in this Agreement.

8.1.2	Subject to the provisions of this Agreement, Doliam undertakes to indemnify and hold harmless the Buyer from and against any and all Damages suffered or incurred by the Buyer or any of its Affiliates, including the Company, as a result of any of the Business Representations being untrue, inaccurate or incomplete.

8.1.3	Subject to the provisions of this Agreement, the Buyer undertakes to indemnify and hold harmless the Sellers from and against any and all Damages suffered or incurred by the Sellers as a result of:

(a)	any of the representations and warranties made by the Buyer being untrue, inaccurate or incomplete; and

(b)	any breach by the Buyer of any covenant or obligation of the Buyer set forth in this Agreement.

8.1.4	Any indemnification amount paid by the Sellers to the Buyer for Damages under Article 8.1.1 or Article 8.1.2 shall be treated as a reduction of the Purchase Price for Tax purposes, up to the amount of the Purchase Price, provided that:

(a)	if a Governmental Authority issues an Order requiring the Buyer to pay Taxes with respect to such indemnification amount, the Buyer undertakes to challenge such Order through any legal proceeding, whether judicial or administrative, that can reasonably be expected to prevent or mitigate the consequences of such Order;

(b)	provided the Buyer has complied with its obligations under Article 8.1.4(a) above, within ten (10) Business Days following a written request from the Buyer, the relevant Seller(s) shall pay to the Buyer the amount of any Tax due and payable by the Buyer as a result of a non-appealable Order with respect to such indemnification amount; and

(c)	the quantum limitations set forth in Article 8.5.2 shall apply to the indemnification amount before any Tax due on such amount.

8.2	Indemnification Procedure

8.2.1	Claim for Indemnification

(a)	Any Party seeking indemnification for Damages under Article 8.1 (the “Claiming Party”) shall be entitled to bring a claim for indemnification (a “Claim”) against the other Party(ies) (the “Indemnifying Party”) by giving notice to the Indemnifying Party (a “Claim Notice”) promptly and no later than thirty (30) days after having become aware of any fact or information that could give rise to Damages, provided that the Indemnifying Party shall not be released from its indemnification obligation hereunder as a result of the Claiming Party’s failure to timely give such Claim Notice, but the indemnification amount due by the Indemnifying Party shall be reduced by the amount of the Damages, if any, effectively suffered by the Indemnifying Party as a result of such failure.

(b)	In order for a Claim to be validly made by the Claiming Party, the Claim Notice shall be given with respect to such Claim within the relevant survival period set forth in Article 8.5.1 and if such a Claim Notice is given within such period, the rights of the Claiming Party under this Article 8 with respect to such Claim shall survive until such time as the Claim is finally resolved.

(c)	The Claim Notice shall (i) describe in reasonable detail the facts giving rise to the Claim, (ii) set forth the amount or good faith estimate of the amount of the Damages suffered by the Claiming Party, (iii) indicate whether the Claim relates to a claim by a Third Party against the Company, as the case may be (a “Third Party Claim”), and (iv) make reference to the provisions of this Agreement upon which such Claim is based.

(d)	In case the Buyer becomes aware of any fact or information that could reasonably be expected to result in any of the Fundamental Representations or Business Representations being untrue, inaccurate or incomplete, the Buyer may submit a Claim Notice, as a precautionary measure, within the time periods set forth in Article 8.2.1(a) and Article 8.2.1(b), and including to the extent possible the items set forth in Article 8.2.1(c), in which case the Buyer shall be deemed to have satisfied its notification obligation under Article 8.2.1(a) and Article 8.2.1(b), provided that the Buyer shall send a supplemented Claim Notice once the indemnification obligation of the Indemnifying Party has materialized and the amount of the Damages can be determined or estimated in good faith, such supplemented Claim Notice including the items that could not be provided in the initial Claim Notice.

(e)	Except in the case of a Third Party Claim, the Indemnifying Party shall have twenty (20) Business Days following receipt of a Claim Notice (being a supplemented Claim Notice in case of a Claim made by the Buyer pursuant to Article 8.2.1(d)) pursuant hereto to (i) agree to such Claim and the amount or estimate set forth in the Claim Notice and agree to make payment in connection therewith, or (ii) provide the Claiming Party with notice that it disagrees with such Claim or the amount or estimate set forth in the Claim Notice, provided that if the Indemnifying Party fails to respond to the Claim Notice within such twenty (20) Business Day period, the Indemnifying Party shall be deemed to have agreed to the Claim and the amount or estimate set forth in the Claim Notice.

8.2.2	Disputed Claims

In the event that a Claim is disputed by the Indemnifying Party:

(a)	the relevant Parties shall attempt to reach an agreement in respect of the disputed matters relating to such Claim within twenty (20) Business Days of the date on which the Indemnifying Party provided notice to the Claiming Party that it disagreed with such Claim or the amount or estimate set forth in the Claim Notice; and

(b)	in the absence of such an agreement within such twenty (20) Business Day period, either Party may refer the matter to arbitration as provided for in Article 12.2 (without the need to go through the pre-arbitration process described in Article 12.2.1).

8.3	Indemnification Payment and Set-off

8.3.1	Except in the context of a Third Party Claim, the amount of the Damages payable by the Indemnifying Party to the Claiming Party under this Article 8 shall become due and payable within five (5) Business Days from the date the amount of the Damages is finally determined (i) by agreement (express or deemed) of the Indemnifying Party in accordance with Article 8.2.1(e), (ii) by mutual agreement between the Indemnifying Party and the Claiming Party in accordance with Article 8.2.2(a), or (iii) in accordance with an arbitration award rendered in accordance with Article 12.2 (such due date, the “Indemnification Date”).

8.3.2	As an exception to the provisions set out in Article 8.3.1 above, if a Claim is based on a Third Party Claim, the Indemnification Date shall be determined as follows:

(a)	if the Third Party Claim involves a Third Party other than a Tax Governmental Authority, the Indemnification Date shall be five (5) Business Days following the date on which the amount due by the Company to the Third Party becomes payable, it being agreed that in the event of litigation with respect to the relevant Third Party Claim, this date shall be the date on which a final non-appealable Order is issued; or

(b)	if the Third Party Claim involves a Tax Governmental Authority, the Indemnification Date shall be five (5) Business Days following the date on which a final non-appealable Order is issued.

8.3.3	Where the Claiming Party is the Buyer, the relevant Seller’s indemnification obligation shall be satisfied on the Indemnification Date as follows:

(a)	first, by way of set-off against the Earn-Out Payment due and payable to such Seller, in accordance with Article 8.3.4; and

(b)	then, directly by such Seller by transfer of immediately available funds.

8.3.4	If an amount has been Claimed by the Buyer against a Seller and such amount is evidenced by (i) the commencement of court proceedings (assignation en justice) by a Third Party under a Third Party Claim, (ii) the settlement of a Third Party Claim, (iii) the notification of a Tax audit against the Company, (iv) a payment order (injonction de payer) against the Company or (iv) in case the Claim is not based on a Third Party Claim, sufficient supporting facts and documents to reasonably assess the amount of Damages, and if any due and payable Earn-Out Payment has not yet been fully paid to such Seller pursuant to Article 3.2.1, the Buyer may at its sole discretion set off the amount of the Damages reasonably claimed in its Claim Notice against such Earn-Out Payment not yet paid, on a euro-for-euro basis. The exercise of such right of set-off by the Buyer in good faith, whether or not the Claim is ultimately determined to be justified, will not constitute a breach of this Agreement. If the amount of the Damages relating to the relevant Claim, as finally determined in accordance with this Agreement, is determined to be less than the amount set-off against the Earn-Out Payment, the Buyer shall, within five (5) Business Days following such final determination, pay such excess amount to the relevant Seller by issuing to such Seller a number of SEALSQ Shares corresponding to such excess, in accordance with Articles 3.2.2 to 3.2.4.

8.4	Conduct of Third Party Claims

If the Buyer becomes aware of any Third Party Claim (including any notification of a Tax audit) against the Company after the Closing Date and if this Third Party Claim is, in the reasonable opinion of the Buyer, likely to give the Buyer the right to make a Claim against some or all the Sellers:

(a)	the Buyer shall give notice to the relevant Sellers of this Third Party Claim as soon as reasonably practicable, said notice setting forth in reasonable details the nature of the claim and the amount or good faith estimate of the amount that may be due by the relevant Company under the Third Party Claim;

(b)	the Buyer shall conduct and control (in accordance with the terms hereof), through counsel of its own choosing and at its own expense, the settlement or defense of the Third Party Claim;

(c)	subject to applicable Law and the preservation of any applicable attorney-client privilege, the Buyer shall ensure that the relevant Sellers and their Representatives who need to know will have access to any useful information relating to the Third Party Claim;

(d)	the relevant Sellers shall reasonably cooperate with the Buyer and its counsel in connection with the settlement or defense of the Third Party Claim;

(e)	the relevant Sellers may provide recommendations in connection with the settlement or defense of the Third Party Claim and the Buyer shall give due consideration to such recommendations; and

(f)	the Buyer shall cause the Company not to enter into any settlement of the Third Party Claim, without the prior consent of the relevant Sellers (not to be unreasonably withheld, conditioned or delayed).

8.5	Limitations on Liability

8.5.1	Survival

(a)	The representations and warranties made by the Buyer, the Fundamental Representations, and the Business Representations set forth in section 18 of Appendix 1 (Taxation) shall survive until the date that is three (3) months after the expiry of the relevant statute of limitations.

(b)	The Business Representations (other than those set forth section 18 of Appendix 1 (Taxation)) shall survive until the date that is twenty-four (24) months following the Closing Date.

(c)	The right to make a Claim under Articles 8.1.1(b) and 8.1.3(b) shall survive until the date that is twenty-four (24) months following the Closing Date.

8.5.2	Quantum Limitations

(a)	The Indemnifying Party shall have no liability for indemnification in respect of any Claim with respect to a Fundamental Representation or a Business Representation, unless the amount of the Damages under such Claim (or the aggregate of Claims having the same cause or origin) exceeds an individual de minimis amount of fifteen-thousand Euros (EUR 15,000), and any such Claim (or the aggregate of Claims having the same cause or origin) that do not exceed such individual de minimis amount shall not count towards the calculation of the threshold set forth in Article 8.5.2(b).

(b)	Doliam shall have no liability for indemnification in respect of any Claims with respect to a Business Representation, unless the aggregate amount of the Damages under such Claims exceeds a threshold of one hundred thousand Euros (EUR 100,000), in which case the Claiming Party shall be entitled to the full aggregate amount as from the first Euro.

(c)	The aggregate maximum liability of Doliam with respect to any Business Representation being untrue, inaccurate or incomplete shall not exceed two million five hundred thousand Euros (EUR 2,500,000).

(d)	The aggregate maximum liability of a Seller with respect to any Fundamental Representation being untrue, inaccurate or incomplete shall not exceed the Purchase Price actually received by such Seller plus the portion of the Earn-Out Payment that become payable to such Seller under the terms of this Agreement but has not yet been paid.

8.5.3	Exclusions

The Sellers shall not be liable in respect of a Claim:

(a)	to the extent that it arises or is increased as a result only of:

(1)	an increase in the rates, method of calculation or scope of Taxation after the date hereof;

(2)	any change in the Accounting Principles or in generally accepted accounting practice after the date hereof;

(3)	the passing of or change in any applicable Law after the date hereof; or

(4)	the announcement or completion of the Transaction;

(b)	to the extent that it relates to any matter specifically provided for or included as a liability in the Financial Statements but only to the extent of such provision or liability;

(c)	for the amount of any Tax benefit (including a Tax reduction, a Tax saving, a Tax deduction or an increase of carried back or forward Tax loss) available in the financial year during which the Damages was incurred and attributable to the fact, event or matter giving rise to such Damages and to the extent it benefits the Buyer or the Company, including (i) any Tax savings available as a result of the tax deductibility of the relevant Damage and (ii) the amount of recoverable VAT paid by the Company with respect to a Damage; and

(d)	with respect to any reassessment made by any Tax Governmental Authority, the sole consequence of which is to shift a deductible or a Taxable item from one financial year to another, provided that, with respect to any such reassessment, the relevant Sellers shall nevertheless be liable for any penalties, interest and/or increase in Tax liability resulting from a different applicable Tax rate or the transfer of a Taxable item from a loss-making to a profit-making year.

8.6	Recovery from Third Parties

Where the Buyer or the Company actually recovers from a Third Party (including under insurance policies) any amount in respect of any matter or event which has given rise to a Claim, any such amount so recovered in excess of the sum of (i) reasonable out-of-pocket costs and expenses relating to the collection of such amount, (ii) any incremental increase in insurance premiums directly resulting therefrom, and (iii) any deductible or retention associated therewith, will reduce the amount of the Damages under such Claim.

8.7	Release

8.7.1	The Sellers shall not be released from its indemnification obligation under this Article 8 as a result of (i) their lack of knowledge of the situation, facts or circumstances giving rise to a Claim, except with respect to such representations and warranties that are made subject to the Sellers’ knowledge, and (ii) any investigation conducted by the Buyer, or any knowledge obtained by the Buyer at any time, whether before or after the date hereof, with respect to the situation, facts or circumstances giving rise to a Claim.

8.7.2	The Sellers shall be released from their indemnification obligation under this Article 8 with respect to facts or circumstances set forth in the Disclosures, if and to the extent such facts or circumstances are fairly disclosed in the Disclosures, provided that if a fact or circumstance in one of the Disclosures is fairly disclosed as an exception to a particular Fundamental Representation or Business Representation, it shall be deemed fairly disclosed as an exception with respect to all other Fundamental Representations or Business Representations to the extent that the relevance of such item to such Fundamental Representations or Business Representations is reasonably apparent without further investigation of such fact or circumstance. For the purposes of this Article 8.7.2, a fact or circumstance shall be deemed fairly disclosed if accurate information about it is disclosed in a way that would enable a diligent business professional to assess the nature and extent of the relevant fact or circumstance and the existence of a risk of any Fundamental Representation or any Business Representation being untrue, inaccurate or incomplete.

8.8	Sole remedy

Following the Closing Date, the indemnification under a Claim provided in Article 8.1 shall constitute the only remedy of a Party against the other Party(ies) and each of the Parties expressly waives and renounces any other remedies whatsoever, which it would otherwise be entitled to as against the other Party(ies) in the event of such a breach, provided that, for the avoidance of doubt, nothing in this Article 8.8 shall limit or restrict (i) any claim for fraudulent misrepresentation (dol) by a Party, (ii) the right to seek specific performance to enforce the performance of this Agreement, or (iv) the Parties’ exercise of their rights of termination under Article 4.5.

9.	CONFIDENTIALITY

9.1	Any Party receiving Confidential Information (the “Receiving Party”) agrees that from the date hereof until the second anniversary of the Closing Date, it shall, and shall cause its Representatives to, (i) keep confidential all Confidential Information and not disclose or reveal any Confidential Information to any Person other than its Representatives who are participating in the Transaction on a need-to-know basis and in particular in the performance of this Agreement, and (ii) not use the Confidential Information for any purpose other than in connection with the Transaction and in particular the performance of its obligations under this Agreement.

9.2	As used in this Agreement, the term “Confidential Information” refers to all financial, technical, legal, commercial or other information, data and/or knowledge (including without limitation any financial, statistical or personnel data and any metadata, analyses, compilations, forecasts, business plans, studies or other documents) disclosed by a Party (the “Disclosing Party”), directly or indirectly (including through its Representatives), to the Receiving Party, and in particular relating to:

9.2.1	the negotiations that led to the entry into of this Agreement and the terms and conditions of this Agreement; and

9.2.2	the Disclosing Party, its Affiliates, the Company, or any of their business or activities;

whether or not such information (i) has been or will be disclosed before or after the date hereof, (ii) has been or will be disclosed orally or in writing, and (iii) has been marked or otherwise identified as being “confidential”.

9.3	In the event that the Receiving Party or its Representatives becomes compelled to disclose any such Confidential Information by Law, by an Order from a Governmental Authority or by applicable stock exchange rules, to the extent legally permissible, (i) the Receiving Party shall provide the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other remedy or waive compliance with this Article 9.3 (and, if the Disclosing Party seeks such a protective order or other remedy, the Receiving Party shall, and shall cause its Representatives to, reasonably cooperate with such efforts) and (ii) in the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with this Article 9.3, the Receiving Party shall disclose only that portion of such Confidential Information that is legally required to be provided.

9.4	Confidential Information does not include, however, information which:

9.4.1	is now or becomes generally available to the public other than as a result of an unauthorized disclosure by the Receiving Party or its Representatives;

9.4.2	was already known to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party;

9.4.3	becomes available to the Receiving Party on a non-confidential basis from a Person (other than the Disclosing Party or the Company) who, to the knowledge of the Receiving Party, is not bound by a confidentiality undertaking with the Disclosing Party or the Company, or, to the knowledge of the Receiving Party, is otherwise not under an obligation to the Disclosing Party or the Company not to transmit the information to the Receiving Party; or

9.4.4	is independently developed by the Receiving Party.

9.5	Each Party shall cause its Representatives to comply with the terms of this Article 9 and shall be responsible for any breach of the terms of this Article 9 by itself and/or its Representatives.

Upon receipt of a written request from the Disclosing Party, the Receiving Party shall, at its sole discretion, either promptly return to the Disclosing Party the Confidential Information provided to it by the Disclosing Party (including indirectly) or destroy all such Confidential Information, except (i) such copies of the Confidential Information the Receiving Party is required to retain to comply with applicable Law, stock exchange rules, and/or internal bona fide compliance policies, and/or (ii) any computer records or files containing Confidential Information that have been created pursuant to applicable automatic archiving and back-up procedures and the removal of which is not technically reasonable, provided that such computer records and files remain subject to the confidentiality obligations of this Article 9 until the second anniversary of the Closing Date. For the avoidance of doubt, it is agreed that this return or destroy undertaking shall apply until the second anniversary of the Closing Date.

10.	ANNOUNCEMENTS

None of the Parties, nor their respective Affiliates and Representatives, shall make any public announcement relating to the existence, the subject matter or terms and conditions of this Agreement, unless and until the form and content of such announcement have been submitted to, and agreed by, the other Party(ies), provided that nothing in this Article 10 shall prohibit either Party from making any announcement as required by applicable Law or by the regulations of any relevant stock exchange, in which case the announcement shall only be released after consultation with the other Party(ies) and after taking into account the reasonable requirements of the other Party(ies) as to the content of such announcement, to the extent authorized under applicable Law and practically feasible.

11.	MISCELLANEOUS

11.1	Notices

11.1.1	Except as expressly stated otherwise in this Agreement, any notice or other communication in connection with this Agreement (each a “Notice”) shall be:

(a)	made in writing;

(b)	drafted in English; and

(c)	delivered by hand, e-mail, fax, registered post, pre-paid recorded delivery, pre-paid special delivery or courier using an internationally recognized courier company.

11.1.2	Any Notice to the Buyer shall be sent to the below address, or such other address as the Buyer may notify to the Sellers from time to time:

SealSQ Corp

Attn: Carlos Moreira and John O’Hara

58 Avenue Louis-Casal, 1216 Cointrin, Switzerland

E-mail: cmoreira@wisekey.com; johara@sealsq.com

11.1.3	Any Notice to the Sellers shall be sent to the below address, or such other address as the Sellers may notify to the Buyer from time to time:

DOLIAM SAS

Attn: FLESCH Etienne

[***]

E-mail: [***]

With a copy to:

Attn: BOITEL Séverine

[***]

E-mail: [***]

Mme ENGELS Lucille

[***]

[***]

M. TRIOULEYRE Jean-Luc

[***]

[***]

[***]

11.1.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(a)	at the time of delivery as recorded by the delivery service provider/courier;

(b)	at the time of delivery as documented by a receipt if personally delivered by hand; or

(c)	at the time of transmission in legible form, if delivered by e-mail or fax.

11.2	Successors – Assignment

Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Party(ies), and any attempt to make any such assignment without such consent shall be null and void, except that (i) the Buyer may assign, in its sole discretion, any or all of its rights and obligations under this Agreement to any of its Affiliates without the consent of the Sellers, provided that such assignment will not release the Buyer from any of its obligations hereunder or create any Tax liability to the Sellers (and provided the Buyer informs the Sellers of such assignment in advance), and (ii) the Sellers shall be entitled to assign only their right to receive the Purchase Price that may become due and payable under the terms of this Agreement to any o Affiliate without the consent of the Buyer, provided that in each case, no such assignment will release the Sellers from any of its obligations hereunder or create any Tax liability to the Buyer (and provided the Sellers inform the Buyer of such assignment in advance).

11.3	Entire Agreement

This Agreement (including its Recitals, Appendices and Schedules) represent the entire understanding and constitutes the entire agreement between the Parties in relation to its subject matter, and supersede any previous express and/or implied agreement in any form whatsoever (including letters, memoranda, protocols and contracts) between the Parties with respect to the subject matter hereof.

11.4	Severability

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any applicable Law, that shall not affect or impair:

11.4.1	the legality, validity or enforceability in the relevant jurisdiction of any other provisions of this Agreement; or

11.4.2	the legality, validity or enforceability under the applicable Law of any other jurisdiction of that or any other provisions of this Agreement.

The Parties shall amend any invalid or unenforceable term or provision to the extent reasonably required to make such provision valid or enforceable.

11.5	Full Force and Effect

So far as it remains to be performed, this Agreement shall remain in full force and effect notwithstanding Closing.

11.6	Waivers

11.6.1	This Agreement may be amended, modified, superseded or cancelled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each Party, or, in the case of a waiver, by or on behalf of the waiving Party.

11.6.2	The waiver by any Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party(ies) whether of a similar nature or otherwise.

11.7	Costs

11.7.1	The Buyer shall be responsible for the registration formalities (and the payment, if required, of the relevant stamp duty (droits d’enregistrement)) pertaining to the acquisition of the Shares.

11.7.2	Subject to the terms of Article 11.7.1 and except as otherwise set forth in this Agreement, each Party shall bear all the costs and expenses incurred by it in connection with the preparation, negotiation, execution and performance of this Agreement and all other documents referred to herein, and the Sellers confirms that no expense of whatever nature relating to the foregoing has been or will be borne by the Company.

11.8	Hardship

Each Party hereby expressly and irrevocably waives the right to make any request for renegotiation of this Agreement, to bring any claim under, or to otherwise rely upon, the provisions of article 1195 of the French Civil Code.

11.9	Substitution

11.9.1	Mrs. Lucille ENGELS undertakes to notify the other Parties in writing of her intention to proceed with a donation of all or part of her Shares (the “Gifted Shares”) to her children (the “Beneficiaries”) at least 10 Business Days prior to the Closing Date. This notification shall include: (i) the full identity of the Beneficiaries, (ii) the number of Gifted Shares, and (iii) a copy of the donation deed or, failing that, a draft of the deed.

11.9.2	The Parties hereby authorize the donation of the Gifted Shares to the Beneficiaries under the following conditions:

(a)	The Beneficiaries shall undertake in writing prior to the Closing Date to be substituted for Mrs. Lucille ENGELS’s rights and obligations under this Agreement, and to comply with all the terms and conditions of this Agreement, including but not limited to the obligation to transfer the Gifted Shares to the Buyer, but to the exclusion of the rights and obligations set forth in Article 3.4;

(b)	Mrs. Lucille ENGELS shall be released from her obligations related to the Gifted Shares, provided such substitution shall not affect Mrs. Lucille ENGELS’ obligations related to any Shares that are no Gifted Shares;

(c)	The donation shall be carried out in accordance with applicable law and, where applicable, be formalized by a notarial or lawyer deed; and

(d)	Mrs. Lucille ENGELS undertakes to bear all fees, taxes, and costs related to the donation of the Gifted Shares and to carry out all necessary formalities to ensure the registration of the Beneficiaries as shareholders in the Company’s books prior to the Closing Date.

12.	GOVERNING LAW AND JURISDICTION

12.1	Governing Law

This Agreement, and any non-contractual obligations arising out of or in any way relating to this Agreement, shall be governed by and construed in accordance with French law.

12.2	Jurisdiction

12.2.1	If a dispute arises in connection with this Agreement, the Parties shall attempt to settle such dispute amicably, in fairness and good faith. Upon request of a Party, a senior management representative of each of the Parties shall participate in the negotiations. Each Party shall be entitled to terminate these negotiations by written notification to the other Party at any time.

12.2.2	Any dispute, controversy or claim arising from or in connection with this Agreement including, without limitation, any question regarding its existence, validity, performance, breach, interpretation or termination, which has not been settled amicably within sixty (60) days from the beginning of the negotiations referred to in Article 12.2.1, shall be exclusively and finally settled by arbitration administered by the International Court of Arbitration of the ICC in accordance with the then-in effect Rules of Arbitration of the ICC (the “Rules”).

12.2.3	The number of arbitrators shall be three (3). The arbitrators shall be appointed in accordance with the Rules. The president of the arbitral tribunal shall be nominated jointly by the co-arbitrators within thirty (30) days from their confirmation or appointment pursuant to the Rules.

12.2.4	The seat, or legal place, of the arbitration shall be Paris, France. The procedural law of this forum shall apply when the Rules are silent and on the subjects in respect of which the Parties do not agree otherwise. The language of the arbitral proceedings shall be English.

12.2.5	The Parties irrevocably submit to the non-exclusive jurisdiction of the courts of France to support and assist the arbitration process, including if necessary the grant of interlocutory relief pending the outcome of that process.

12.2.6	Each Party shall keep confidential all decisions and awards rendered in the arbitration proceedings, together with all materials created for the purpose of the arbitration proceedings and all other documents produced by another Party in the arbitration proceedings not otherwise in the public domain; save and to the extent that disclosure may be required of a Party under applicable Law, to protect or pursue a legal right, to enforce or challenge an award in legal proceedings before a judicial authority; and save and to the extent that, disclosure to any Tax Governmental Authority is reasonably required for the purposes of the tax affairs of any of the Parties.

12.2.7	The Parties agree that claims arising out of or in connection with this Agreement may be brought in one single arbitration. The arbitrations shall be consolidated into the arbitration that commenced first.

13.	ELECTRONIC SIGNATURE

The Parties hereby agree that, as a matter of evidence agreement (convention de preuve), this Agreement is signed electronically in accordance with the European and French regulations in force, in particular Regulation (EU) No. 910/2014 of the European Parliament and of the Council dated 23 July 2014 and articles 1367 et seq. of the French Civil Code (Code civil). For this purpose, the Parties agree to use the online platform DocuSignor any equivalent platform. Each of the Parties decides (i) that the electronic signature which it attaches to this Agreement has the same legal value as its handwritten signature and (ii) that the technical means implemented in the context of this signature confer a definite date (date certaine) to this Agreement.

Each of the Parties acknowledges and accepts that the signature process used by the Parties to electronically sign this Agreement enables each of them to have a copy of this Agreement on a durable medium or to have access to it, in accordance with Article 1375 paragraph 4 of the French Civil Code.

[Signature page follows]

/s/ Carlos Moreira
SEALSQ CORP
Represented By: Carlos Moreira
Title: Director

/s/ John O’Hara
SEALSQ CORP
Represented By: John O’Hara
Title: Director

/s/ Etienne Flesch
DOLIAM SAS
By: Etienne FLESCH
Title: President

/s/ Jean-Luc TRIOULEYRE
Mr. Jean-Luc TRIOULEYRE

/s/ Lucille ENGELS
Mrs. Lucille ENGELS

APPENDIX 1

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

1.	CORPORATE ORGANIZATION AND BUSINESS

1.1	Organization – Operations

1.1.1	The Company is a business entity duly organized, validly existing and in good standing under the Laws of France and has all the requisite corporate power and authority, including all necessary approvals, licenses, permits and authorizations, to own, lease or operate its properties and to carry on its business as presently carried on. No suspension, cancellation or modification of any such approvals, licenses, permits and authorizations is pending or, to the Sellers’ knowledge, threatened.

1.1.2	Complete and accurate copies, as of the date hereof, of (i) the articles of association or equivalent organizational document of the Company, and (ii) a commercial registry extract (extrait k-bis or equivalent document) of the Company have been Delivered to the Buyer.

1.1.3	No resolution has been proposed or adopted for the amendment of the articles of association or equivalent organizational documents of the Company or for the dissolution or winding-up of the Company.

1.1.4	All corporate decisions of the Company have been taken in accordance with the Laws and internal rules applicable to them.

1.2	Shareholders’ Register, Share Transfer Register, Corporate Books and Corporate Filings

1.2.1	The shareholders’ register and share transfer register of the Company have been properly maintained in compliance with applicable Law and internal rules, and contain an accurate record of (i) the current shareholding of the Company, and (ii) past transactions relating to the shares and other securities of the Company.

1.2.2	The corporate books and records of the Company are up-to-date and contain complete and accurate records of all matters required to be dealt with in such books and records.

1.2.3	All documents required to be delivered or filed by the Company to or with a competent commercial registry (such as for instance a Registre du Commerce et des Sociétés in France) have been duly delivered or filed in accordance with applicable Law.

1.3	Insolvency

1.3.1	On the date hereof, the Company is not in a state of insolvency or is otherwise unable to pay its debts as and when they fall due.

1.3.2	The Company is not or has not been the subject of court-ordered reorganization or court-ordered liquidation proceedings, or any other pre- insolvency proceedings (including procédure de sauvegarde, conciliation or mandat ad hoc).

2.	SHAREHOLDING, TRANSFER OF THE SHARES AND INVESTMENTS

2.1	Share Capital

2.1.1	The Shares represent 100% of the Company’s issued share capital and voting rights, have been validly issued in full compliance with all relevant provisions of the Company’s articles of association and French Law, are fully paid-up and are freely transferable by the Sellers to the Buyer.

2.1.2	No claim has been made or, to the Sellers’ knowledge, threatened against the Company asserting that any person other than the Sellers is the holder or beneficial owner of, or has the right to acquire legal or beneficial ownership of, any share or other securities of, or any other voting right in, the Company. There are no accrued and unpaid dividends on any of the Shares.

2.1.3	Save as set forth in Schedule 2, there are no (i) options, warrants, instruments of indebtedness, calls, rights, commitments, convertible securities or other rights relating to any voting rights in or shares or other securities of the Company or pursuant to which the Company is obligated to issue, sell, transfer, purchase, return or redeem or otherwise acquire voting rights in or shares or other securities of the Company or any other person or to provide funds to, make an investment in, or contribute capital to, any person; (ii) securities of the Company reserved for issuance for any purpose; (iii) shareholders’ agreements, whether written or verbal, among the Sellers and any person; (iv) statutory or contractual preemptive rights or rights of first refusal with respect to the Shares. Upon the Closing, the Buyer will own 100% of the outstanding share capital and other securities of the Company, free and clear of any Encumbrances.

2.2	Title to the Shares

The Sellers are the sole owners of the Shares, which are free and clear of any Encumbrances.

2.3	Capacity to Transfer the Shares

2.3.1	Each Seller has full authority and legal capacity to execute this Agreement, to perform its obligations under this Agreement, and to sell and transfer the Shares it owns to the Buyer, and no consent or approval of any person, including any Governmental Authority, is required for such sale and transfer to take effect, other than those set forth in Articles 4.1.2.

2.3.2	This Agreement has been, is and will be the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms.

2.4	Effect of the Sale and Transfer of the Shares

The sale and transfer of the Shares by the Sellers to the Buyer and the execution and performance by the Sellers of this Agreement do not and will not:

2.4.1	violate or conflict with (i) the organizational documents of Doliam or the Company, or (ii) any Law or Order; and/or

2.4.2	result in the creation or registration of an Encumbrance over the Shares.

2.5	Interests in Other Entities

The Company (i) does not hold, or has not held in the past five (5) years, directly or indirectly, any shares or other securities of, including securities exercisable or exchangeable for or convertible into shares of, any person, or any rights to acquire any such shares or securities, (ii) does not serve, or has not served, as director or corporate officer of any person, or (iii) does not acts, or has not acted, as de facto corporate officer of any person.

3.	FINANCIAL STATEMENTS

3.1	General

Save as set forth in Schedule 3, the audited balance sheet, profit and loss statement, notes on the annual accounts (including off-balance sheet commitments), cash flow statement and statement of changes in equity for the Company as of and for the financial year ended December 31, 2024 (the “Financial Statements”):

3.1.1	have been prepared in accordance with the Accounting Principles, as applied by the Company in a manner consistent with past practice;

3.1.2	show a true and fair view, in accordance with the Accounting Principles, of the assets and liabilities (patrimoine), financial position and results of operations and cash flows of the Company as of the dates and for the periods indicated;

3.1.3	have been prepared based on the books and records of the Company, which have been maintained in accordance with the Accounting Principles; and

3.1.4	comply with the requirements of applicable Laws.

3.2	Provisions for Liabilities

3.2.1	The Company has no liabilities other than (i) those set out in the Financial Statements, (ii) those which have arisen since January 1, 2025 in the Ordinary Course, (iii) those incurred under this Agreement in connection with the Transaction, and (iv) those for future performance under contracts entered into by the Company in effect as of the date hereof or entered into in accordance with Article 5.1 (other than liabilities for any breach of such contracts).

3.2.2	The depreciation and other provisions (including provisions for depreciation and for bad debts) appearing in the Financial Statements have been determined in accordance with applicable Laws and Accounting Principles and are sufficient.

3.2.3	The Company (i) has not granted any guarantee in any form whatsoever, any surety or warranty with respect to the performance of the obligations of a Third Party (including the Seller), (ii) has not entered into any portage arrangement, interest rate or exchange rate swap agreement, or (iii) is not bound by any undertakings on a futures market, save as may be indicated in the Financial Statements.

4.	RECEIVABLES

The trade and other receivables of the Company, as recorded in the Financial Statements, are valid and have been adequately recorded in the Financial Statements.

5.	MATERIAL CONTRACTS

5.1	Schedule 5 sets forth, as of the date hereof, a complete and accurate list of all the verbal or written contracts to which the Company is a party or by which any of its assets or properties are bound, which fall within one of the following categories (“Material Contracts”):

5.1.1	contract that required or requires payment by the Company of consideration of more than EUR 100,000 in the aggregate in the current or any future calendar year;

5.1.2	contract concerning the disposal of assets for an annual amount in excess of EUR 100,000;

5.1.3	contract with respect to the incurrence or guarantee of any Indebtedness or creation of any Encumbrance over the assets of the Company;

5.1.4	contract relating to capital expenditures or other purchases for material, supplies, equipment or other assets or goods (other than purchase orders for material, supplies, equipment or other assets or goods in the Ordinary Course);

5.1.5	contract with respect to any resolution or settlement of any proceedings;

5.1.6	contract with respect to the lease, sub-lease or right to occupy real property;

5.1.7	contract giving rise to the payment by the Company of fees, or consideration in another form, in return for business brought to the Company by a Third Party (including the Sellers, as the case may be);

5.1.8	contract relating to profit-sharing or the payment of commissions, or which provide for a remuneration on the basis of profits or turnover;

5.1.9	contract granting exclusivity rights, containing any “most favored nation” provision or limiting the pricing at which the Company may sell any product or service;

5.1.10	contract that limits or purports to limit in any respect either the type of business in which the Company may engage or the locations in which they may engage in any business (excluding, for the avoidance of doubt, any non-disclosure or confidentiality portions of covenants in any contract);

5.1.11	contract that is entered into under terms other than those usually granted to independent parties, or that does not reflect market conditions;

5.1.12	contract giving the counterparty the right to obtain the termination (or the material modification) of such contract in the event of a direct or indirect change of management or control of the Company, in particular as a result of the Closing;

5.1.13	contract concerning a partnership, joint venture, teaming, collaboration, development, strategic alliance or other similar arrangement; and

5.1.14	contract relating to the holding and/or transfer of capital shares or interests in any entity or the control or management thereof (including shareholders’ agreements).

5.2	The Sellers have Delivered to the Buyer, prior to the date hereof, true and complete copies of all the Material Contracts (or complete and accurate summaries of all oral Material Contracts), including all amendments and modifications thereto.

5.3	Each Material Contract is in full force and effect and is valid, binding and enforceable against the Company, as the case may be, and, to the Sellers’ knowledge, each other party thereto, in accordance with its terms.

5.4	With the exception of overdue invoices payable by the Company to suppliers and vendors, the Company is not in default, and, to the Sellers’ knowledge, no other party is in default, under any Material Contract.

5.5	The Company has not received prior to the date hereof a written notice stating that it has committed a breach under any Material Contract that would entitle any other party to terminate or suspend the performance of any such Material Contract, with or without further notice and/or lapse of time.

5.6	The Company has not received prior to the date hereof a written notice stating the intention of any party to any Material Contract to terminate or modify the terms of such Material Contract.

5.7	The Company has not issued prior to the date hereof a written notice stating its intention to any party to any Material Contract to terminate or modify the terms of such Material Contract.

6.	COMPLIANCE WITH LAWS; CONSENTS

6.1	The Company have conducted its business and operations for the past three (3) years in compliance in all material respects with applicable Laws. There is no Order of any Governmental Authority outstanding against the Company, and no written notice or communication has been received by the Company with respect to any violation or failure to comply with any applicable Laws.

6.2	The Company, and to the Sellers’ knowledge, each Third Party acting on its behalf, during the past three (3) years, has instituted and maintained policies and procedures designed to promote and achieve compliance with all applicable Anti-Corruption Laws, Fight Against Money Laundering and Financing of Terrorism Regulations and Sanctions. Neither the Company, nor its Representatives, or, to the Sellers’ knowledge, any Third Parties acting on their behalf, have during the past three (3) years, (i) directly or indirectly, taken any action in violation of Laws relating to export control, trade, anti-boycott, human trafficking or modern slavery, or (ii) received notice of, or be otherwise made aware of, any proceedings involving them with respect to any such violations.

7.	COMPETITION

7.1	The Company is not involved in any pending dispute, litigation or investigation regarding competition Laws.

7.2	The Company has not received within the last five (5) years any notification or information request from a Governmental Authority regarding applicable competition Laws (excluding information requests addressed to parties or third parties in the context of merger clearance).

8.	RELATED-PARTY TRANSACTIONS

8.1	Save as set forth in Schedule 8, the Company is not bound by any contract, commitment or other arrangement, directly or indirectly, with any of its shareholders (or any person controlling them, whether directly or indirectly) or corporate officers and directors.

8.2	The Company has complied, in the past three (3) years, with all corporate approvals and procedures required to be implemented under applicable Law in relation to the contracts, commitments or other arrangements set forth in Schedule 8, including with respect to the Company those set forth in article L.225-38 et seq. of the French Commercial Code.

9.	REAL PROPERTIES

9.1	Owned Properties

The Company does not hold title to any real properties.

9.2	Leased Properties

9.2.1	The Company has a valid and enforceable right to occupy the properties set forth in Schedule 9.2 (the “Leased Properties”), under a lease agreement, a sub-lease agreement, a domiciliation agreement or any similar right to occupy (the “Lease Agreements”). The Company has not granted any sub-lease with respect to the Leased Properties.

9.2.2	None of the Company has received or sent any written notification under the Lease Agreements relating to an increase of more than 10% in annual rent.

9.3	Properties – General

9.3.1	All of the works carried out on the Leased Properties over the past ten (10) years have been carried out pursuant to the administrative authorizations (which have become final) required under applicable Law and in compliance with applicable Law.

9.3.2	On the Closing Date, the Leased Properties shall be in a condition comparable to the condition in which they were on the date hereof (subject to normal wear and tear) and will not reveal the presence of asbestos.

10.	ENVIRONMENT

There is no claim, complaint, formal notice or other cause of action, pending or threatened in writing against the Company, initiated by any Governmental Authority, Third Party, Employee or director or officer of the Company, relating to past or present facts or activities that is directly or indirectly attributable to the Company and could lead to the liability of the Company under applicable health, safety or environmental Laws, and, to the Sellers’ knowledge, no circumstances exist that would reasonably be expected to lead to such claim, complaint, formal notice or other cause of action.

11.	TANGIBLE ASSETS

11.1.1	All the tangible assets used by the Company to conduct its business other than the Leased Properties (the “Tangible Assets”) are either (i) owned by the Company or (ii) used pursuant to a right granted by Third Parties.

11.1.2	The Company (i) owns exclusively all rights, title, and interests in and to the Tangible Assets that are owned by it, and no other person has any right or title to, or interest in such Tangible Assets, and (ii) has a valid and enforceable right to use all of the Tangible Assets that are not owned by it, free and clear of all Encumbrances.

11.1.3	The Tangible Assets are all the tangible assets required to operate the businesses of the Company as presently conducted.

11.1.4	The Company has not assigned or agreed to assign any material Tangible Asset.

11.1.5	All of the Tangible Assets are in good working order and in a good state of maintenance and repair, and are only exposed to normal and usual wear and tear, and are suitable for the purpose for which they are used.

12.	INTELLECTUAL PROPERTY RIGHTS

12.1	Interests

12.1.1	Schedule 12.1.1 sets forth a complete and accurate list of the Intellectual Property that is (i) owned by the Company (the “Owned IP”), or (ii) used pursuant to valid and enforceable licenses from Third Parties (the “Licensed IP”, and, together with the Owned IP, the “Company IP”). For each item of Owned IP that is registered, Schedule 12.1.1 specifies, as applicable (i) the owner(s) of the item and, in the case of domain name registrations, the owner(s), registrant and registrar thereof; (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed; (iii) the issuance, registration, or application number of the item; and (iv) the date of application, issuance or registration of the item.

12.1.2	Save as set forth in Schedule 12.1.2, the Company (i) owns exclusively all rights, title, and interests in and to the Owned IP, and (ii) has a valid and enforceable license to all of the Licensed IP, free and clear of all Encumbrances, and no other person has any title to, or interest in, the Owned IP. All Company IP that is issued or registered is valid, enforceable and in full force and effect and all Company IP that is the subject of an application for issuance or registration is valid and subsisting.

12.1.3	The Company IP is all the Intellectual Property required to operate the businesses of the Company as presently conducted.

12.1.4	The Company has not entered into contracts pursuant to which (i) the Company is granted a license, sublicense or other right or interest with respect to any Licensed IP, or (ii) the Company grants to any person a license, sublicense, covenant not to sue or other right or interest with respect to any Company IP.

12.1.5	The Company has duly acquired, or has been legally vested with, all rights from any Third Party, including without limitation from its suppliers, past or present Representatives or shareholders, that may have been involved in the creation or consolidation of the Owned IP on a worldwide basis for the duration of such rights, and all amounts due in this regard have been duly paid. None of the past or present Representatives of the Company own, directly or indirectly, in whole or in part, any Company IP.

12.1.6	None of the Owned IP or, to the Sellers’ knowledge, the Licensed IP, is the subject of any pending or, to the Sellers’ knowledge, threatened cancellation, invalidity or reexamination proceeding or any other proceeding challenging the ownership, scope, patentability, validity or priority (other than proceedings for pending applications or registrations) of such Intellectual Property, or seeking to deny or restrict the right, title or interest of, or practice or use by the Company in, to, under, or of such Owned IP or Licensed IP. None of the Owned IP or, to the Sellers’ knowledge, the Licensed IP, has been held to be invalid or unenforceable by a non-appealable Order. All fees, annuities and other payments due to a Governmental Authority associated with filing, prosecuting, issuance of, recording, registering or maintenance of the Owned IP, and, to the Sellers’ knowledge, the Licensed IP, have been paid in full in a timely manner to the proper Governmental Authority. None of the Owned IP, or, to the Sellers’ knowledge, Licensed IP, is the subject of any Order that materially restricts or impairs it use.

12.1.7	Each of the Patents included in the Owned IP properly identifies each inventor of the claims thereof as determined in accordance with the Law of the jurisdiction in which such Patents are granted or are pending.

12.1.8	None of the Know-How or other confidential information of the Company has been disclosed to any other person unless such disclosure was made pursuant to an appropriate written confidentiality agreement. The Company has taken the necessary measures commensurate with industry standards to protect, preserve and maintain its Know-How and confidential information.

12.1.9	Except for any fees payable to a Governmental Authority to obtain issuance of, register or maintain any of the Company IP, no payment by the Company is required to be made to any person based on the use of any Company IP.

12.2	Infringements

12.2.1	The conduct of the Company’s businesses has not, does not and, to the Sellers’ knowledge, will not infringe(d), misappropriate(d) or otherwise violate(d) the Intellectual Property rights of any person. The Company has not received and, to the Sellers’ knowledge, no licensor of any Licensed IP has received, any written complaint, claim, demand, notice or other written or, to the Sellers’ knowledge, unwritten communication alleging that the Company or such licensor (solely with respect to such Licensed IP) has infringed, misappropriated or otherwise violated any person’s Intellectual Property.

12.2.2	To the Sellers’ knowledge, no person has infringed, misappropriated or otherwise violated the Company IP. The Company has not filed, or threatened in writing, any claims alleging that any person has infringed, misappropriated or otherwise violated any Company IP.

13.	INFORMATION TECHNOLOGY

13.1	Title

All computers, Software, servers and other information technology equipment used by the Company (“IT Assets”) are either owned by or validly leased or licensed to the Company.

13.2	Condition

The IT Assets owned or used by the Company:

13.2.1	are in good condition and working order and have the capacity and performance necessary to operate the businesses of the Company as currently conducted; and

13.2.2	are equipped with security and back-up mechanisms which conform to the industry standards of the Company.

14.	DATA PROTECTION

14.1.1	The Company is, and has for the past three (3) years been, in material compliance with all applicable Laws relating to the collection, use, disclosure, retention, protection or processing of Personal Data.

14.1.2	In the past three (3) years: (i) the Company has not received any written notice from any data protection Governmental Authority alleging non-compliance with any Law relating to the collection, use, disclosure, retention, protection or processing of Personal Data; (ii) the Company has not received any written notice from any data subject alleging any non-compliance with any Law relating to the collection, use, disclosure, retention, protection or processing of Personal Data; and (iii) the processing of Personal Data by the Company has not been the subject of any investigation or proceedings (whether of a criminal, civil or administrative nature) by any Governmental Authority.

14.1.3	The Company has implemented appropriate administrative, technical, physical and contractual measures to ensure material compliance with all Laws relating to the collection, use, disclosure, retention, protection or processing of Personal Data, including in its arrangements with Third Party service providers that process Personal Data on its behalf, to protect IT Assets from unauthorized access, processing, loss or destruction, and has taken reasonable steps to ensure that any relevant Third Party (including the Seller, as the case may be) service providers have complied with such measures.

14.1.4	The Company has implemented and maintains appropriate documented policies and procedures designed to protect Personal Data, confidential information and any sensitive business data. The Company has not, to the Sellers’ knowledge, experienced any actual, suspected or alleged security incident in which an unauthorized Third Party accessed any Personal Data or IT Assets or acquired Personal Data or sensitive business data maintained by or on behalf of the Company.

15.	LITIGATION

The Company is not involved in any litigation, arbitration, prosecution, administrative or Tax investigation or other legal proceedings, and there are no claims or actions (whether criminal or civil) in progress nor threatened in writing against the Company or any of its assets or any of its directors or officers and , to the Sellers’ knowledge, there is no fact or circumstance which could give rise to such proceedings.

16.	INSURANCE POLICIES

16.1	The Company maintains full and adequate insurance coverage in respect of its business (in particular covering all of its material assets and properties). Complete and accurate copies of such insurance policies as of the date hereof have been Delivered to the Buyer.

16.2	Each such policy is valid and binding, and is or has been, as applicable, in effect during the entire policy period stated therefor.

16.3	The Company is not, or has not been during the past three (3) years, in default under any provision of any such insurance policy and the Company has not received notice of cancellation, modification or non-renewal of any such insurance policy.

16.4	The Company has made no material claims under any such insurance policies in the last three (3) years.

16.5	All premiums relating to such insurance policies have been paid when due.

16.6	There is no claim pending, or to the Sellers’ knowledge, threatened under any such policies. In the last three (3) years, no insurer in respect of any such policies has denied or disputed coverage thereunder in respect of any occurrence involving the Company.

16.7	No insurer has recommended that the Company change its methods of doing business or incur material expenditures as a condition to obtaining or renewing any insurance policy.

17.	TAXATION

17.1	Filings

17.1.1	The Company has filed on a timely basis all returns and reports in respect of Taxes for which it may be liable, and all such Tax returns were correct and complete in all respects.

17.1.2	The Company is not required to file any Tax return on a net income basis or is maintaining or has maintained a permanent establishment in any country other than the country of its organization.

17.2	Payments

All Taxes required to be paid by the Company that were due and payable have been paid within the legally prescribed time limits. No penalties, fines, surcharges or interest with respect to such Taxes have been or will be incurred. The Financial Statements make full provision or reserve in accordance with Accounting Principles for all Taxes for which the Company is accountable as of the date thereof and will do so as of the Closing Date. Proper provision has been made and shown in the Financial Statements for deferred Tax in accordance with the Accounting Principles.

17.3	Tax Claims/Inquiries

17.3.1	The Company maintains complete and accurate records, invoices and other information in relation to Tax that meet the requirements of all Laws. All such records are available for inspection at the premises of the Company and enable the Tax liabilities of the Company to be calculated accurately in all material respects.

17.3.2	The Company is not, and has not been in the past three (3) years, the subject of any inspection, inquiry, audit or any court or administrative proceedings with respect to payment of or liability for any Tax. The Company has not received any request for information or notice from Tax Governmental Authorities in this respect and, to the Sellers’ knowledge, no such request or inspection is anticipated.

17.3.3	The Company has duly submitted all claims and disclaimers necessary to preserve its rights with respect to the computation or payment of any Tax.

17.3.4	There are no Encumbrances for Taxes upon the assets of the Company.

17.3.5	The Company has entered into an agreement, ruling or arrangement with a Tax Governmental Authority or has applied for any Tax refund from any Tax Governmental Authority that remains outstanding.

17.4	Tax withholdings

The Company has complied with all statutory provisions relating to Taxation that require the deduction of Taxes from any payment made by them, and has properly accounted to the appropriate Tax Governmental Authority for any such Taxation required to have been accounted for.

17.5	VAT

The Company has complied with all statutory requirements, orders, provisions, directions or conditions relating to VAT.

17.6	Abnormal practices

The Company is not party to any transaction or arrangement under which it has acquired or sold any asset, or have remunerated or supplied goods or services of any kind whatsoever for a price that is below or above the market value of that asset or services in such a way that it could be considered to be an abnormal act of management (acte anormal de gestion) or to be in breach of regulations on transfer prices (prix de transfert). The Company has not been involved in any transaction or series of transactions the main purpose of which, or one of the main purposes of which, was the avoidance of Tax.

17.7	Registration/Stamp Duties

The Company has no liability (whether actual or contingent) in respect of any registration or stamp duties and, in particular but without limitation, the Company has no outstanding Tax liability on account of any transfer of property, contribution, merger, purchase or sale relating to transactions effected prior to the Closing Date.

17.8	Tax Elections and Advantages

17.8.1	The Company is not or will not become liable to make to any person (including any Tax Governmental Authority) any payment in respect of any liability for Tax that is primarily or directly chargeable against, or attributable to, any other person.

17.8.2	Except as set forth in Schedule 17, the Company has not benefited from any Tax advantage or favorable Tax regime in exchange for undertakings or obligations by which it is still bound.

18.	EMPLOYMENT

18.1	Schedule 18 contains an anonymized list of all Employees as of the date hereof, setting forth for each such Employee: (i) title or position (including whether full-time or part-time); (ii) hire date; and (iii) current annual base salary.

18.2	A complete and accurate copy of (i) the Company’s template employment agreement and (ii) all agreements with Employees (including all amendments thereto) the material terms of which are not in accordance with the Company’s template employment agreement, have been Delivered to the Buyer.

18.3	A detailed and complete list of the collective agreements and agreements entered into with the representative bodies of the relevant personnel and any other equivalent bodies (including established work practices, usage, unilateral undertakings, etc.) in force and applicable to the Employees (the “Collective Agreements”) has been Delivered to the Buyer.

18.4	Complete and accurate details of any employee benefit plan, policy, agreement or arrangement, including any pension, retirement, profit sharing, savings, bonus, deferred or incentive compensation, stock option, phantom equity, health, welfare, or other similar plans, programs, policies, agreements or arrangements (“Employee Plan”) have been Delivered to the Buyer. The Company has not adopted, and does not intend to adopt, any such plan, policy, agreement or arrangement for their directors and officers.

18.5	The Company is up-to-date in the payment of all remuneration, salaries, and other payments due to its Employees, including under Employee Plans, and to its directors and officers, if applicable. There is no customary practice or unilateral undertaking, nor any written agreements or documents which would entitle any Employee or director or officer of the Company to amounts or benefits of any kind exceeding those provided by applicable Law or his or her employment agreement or other arrangement or decision with respect to directors and officers. No exceptional bonuses have been awarded to the Employees or any director or officer of the Company that would become due prior to, on, or after the Closing Date.

18.6	The Company has declared and paid all social security contributions required to be declared and paid under applicable Law, and have withheld all amounts required to be withheld from remuneration and from any other amounts paid to Employees or directors or officers of the Company.

18.7	Except as set forth in Schedule 18.7, (i) none of the Employees or directors or officers of the Company is under notice of dismissal or removal from office, nor is there any liability outstanding to any Employee, director or officer of the Company, except for remuneration or other amounts accruing or due and no such remuneration or other amount which has become due for payment has not been paid, and (ii) no Employee, director or officer of the Company has given notice of termination of employment or office, or of an intention to leave the Company.

18.8	Except as otherwise permitted under this Agreement, the Company has not made any offer of employment to any individual (other than an Employee) that has either been accepted or remains open for acceptance.

18.9	No Employee, director or officer of the Company will become entitled to any payment or enhancement in or improvement to his or her remuneration, benefits or terms and conditions of service by reason of the execution of this Agreement and the performance of the Transaction.

18.10	The Company has complied in all material respects with all Laws relating to employment and social security issues, employment practices and terms and conditions of employment and the terms of all applicable collective bargaining agreements or any other scheme or contract (including without limitation, working time, part-time contracts, temporary contracts, fixed-term contracts, profit-sharing, provident scheme, private health insurance and health and safety at work, and the provisions of articles L. 8231-1 et seq. of the French Employment Code (Code du travail) relating to marchandage).

18.11	There is no declared occupational accident or sickness within the Company.

18.12	No service provision contract or similar agreement with an independent contractor to which the Company is or has been a party could be considered or qualified as, or reclassified into, a permanent employment contract.

19.	SUBSIDIES

19.1	List of Subsidies

Set forth in Schedule 19 is a list of each subsidy, aid, favorable Tax regime, grant program, loan granted with a preferential rate, special contract or lease or similar benefit which has been made available to the Company (including by way of guarantee or other assurance) by any Governmental Authority.

19.2	Compliance

The Company is in compliance with, and have neither breached nor violated in any material respect, any representation, condition or undertaking made by it to obtain or to maintain any such subsidy. The Company has complied with all the obligations and conditions imposed by the grantor of any such subsidy and with all applicable Laws with respect to such subsidy.

20.	ABSENCE OF CERTAIN DEVELOPMENTS

Between January 1, 2025 and the date hereof the Company has conducted its businesses solely in the Ordinary Course and, the Sellers have not with respect to Article 20.1 to Article 20.4 below, and the Company has not:

20.1	amended the articles of association or equivalent organizational document of the Company;

20.2	proposed, declared or paid any dividend or otherwise distributed any profit or reserves (including non-cash dividends or distributions) in respect of any shares of the Company;

20.3	authorized the issuance of, entered into agreements or commitments of any type obligating it to issue, or purchase, redeem or otherwise acquire, directly or indirectly, any shares of the Company;

20.4	granted any Encumbrance, or taken any other measures that may encumber the assets (tangible or intangible) or shares of the Company;

20.5	acquired or agreed to acquire by any manner any equity or voting rights in any business or any person, or otherwise acquired or agreed to acquire any assets, or transferred, sold, leased or otherwise disposed of assets, including by merger, consolidation, asset sale or other business combination, other than in the Ordinary Course;

20.6	incorporated any subsidiary;

20.7	except as required by the Accounting Principles, made any material change in its methods or principles of accounting and revalued any of its assets;

20.8	entered into any contract that, if entered into on or prior to the date hereof, would constitute a Material Contract, or modified, amended or terminated (other than pursuant to the expiration of its term or as a result of a material breach by the counterparty thereto) any Material Contract, or waived, released or assigned any material rights or claims thereunder; and

20.9	agreed in writing or otherwise to take any of the actions described above.

21.	GENERAL

21.1	Information

All the information contained in this Agreement, including the Recitals, the Appendices and the Schedules, is true, correct, complete, up-to-date and accurate in all respects.

21.2	Buyer’s information

There is no information that the Sellers are required to disclose to the Buyer under Article 1112-1 of the French Civil Code which has not been disclosed to the Buyer prior to the date hereof.

21.3	No Broker

The Company and its Representatives have not entered into any contract with any broker, finder or similar agent or any person that will result in an obligation of the Buyer or the Company to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Transaction.